Exhibit 99.2

Audited consolidated financial statements of BlackRock, Inc.

as of December 31, 2009 and 2008 and for each of the three years ended December 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of BlackRock, Inc.:

We have audited the accompanying consolidated statements of financial condition of BlackRock, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BlackRock, Inc. and subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

New York, New York March 10, 2010

BlackRock, Inc.

Consolidated Statements of Financial Condition

(Dollar amounts in millions, except per share data)

	December 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$4,708	$2,032
Accounts receivable	1,730	901
Due from related parties	189	309
Investments	1,049	1,429
Separate account assets	119,629	2,623
Collateral held under securities lending agreements	19,335	—
Deferred mutual fund sales commissions, net	103	135
Property and equipment (net of accumulated depreciation of $333 and $259 at December 31, 2009 and 2008, respectively)	445	260
Intangible assets (net of accumulated amortization of $466 and $324 at December 31, 2009 and 2008, respectively)	17,648	6,441
Goodwill	12,570	5,533
Other assets	588	261

Total assets	$177,994	$19,924

Liabilities
Accrued compensation and benefits	$1,482	$826
Accounts payable and accrued liabilities	845	545
Due to related parties	439	103
Short-term borrowings	2,234	200
Convertible debentures	243	245
Long-term borrowings	3,191	697
Separate account liabilities	119,629	2,623
Collateral liability under securities lending agreements	19,335	—
Deferred tax liabilities	5,526	1,826
Other liabilities	468	299

Total liabilities	153,392	7,364

Commitments and contingencies (Note 14)

Temporary equity
Redeemable non-controlling interests	49	266

BlackRock, Inc.

Consolidated Statements of Financial Condition (continued)

(Dollar amounts in millions, except per share data)

	December 31, 2009	December 31, 2008
Permanent Equity
BlackRock, Inc. stockholders’ equity
Common stock, $0.01 par value;	1	1

Shares authorized: 500,000,000 at December 31, 2009 and 2008; Shares issued: 62,776,777 and 118,573,367 at December 31, 2009 and 2008, respectively; Shares outstanding: 61,896,236 and 117,291,110 at December 31, 2009 and 2008, respectively

Series A participating preferred stock, $0.01 par value;	—	—

Shares authorized: 20,000,000 at December 31, 2009 and 2008; Shares issued: 0 and 12,604,918 at December 31, 2009 and 2008, respectively; Shares outstanding: 0 and 12,604,918 at December 31, 2009 and 2008, respectively

Series B participating preferred stock, $0.01 par value;	1	—

Shares authorized: 150,000,000 and 0 at December 31, 2009 and 2008, respectively; Shares issued: 112,817,151 and 0 at December 31, 2009 and 2008, respectively; Shares outstanding: 112,817,151 and 0 at December 31, 2009 and 2008, respectively

Series C participating preferred stock, $0.01 par value;	—	—

Shares authorized: 6,000,000 and 0 at December 31, 2009 and 2008, respectively; Shares issued: 2,889,467 and 0 at December 31, 2009 and 2008, respectively; Shares outstanding: 2,889,467 and 0 at December 31, 2009 and 2008, respectively

Series D participating preferred stock, $0.01 par value;	—	—

Shares authorized: 20,000,000 and 0 at December 31, 2009 and 2008, respectively; Shares issued: 11,203,442 and 0 at December 31, 2009 and 2008, respectively; Shares outstanding: 11,203,442 and 0 at December 31, 2009 and 2008, respectively

Additional paid-in capital	22,127	10,473
Retained earnings	2,436	1,982
Accumulated other comprehensive (loss)	(96)	(186)
Escrow shares, common, at cost (868,940 and 911,266 shares held at December 31, 2009 and 2008, respectively)	(137)	(143)
Treasury stock, common, at cost (11,601 and 370,991 shares held at December 31, 2009 and 2008, respectively)	(3)	(58)

Total BlackRock, Inc. stockholders’ equity	24,329	12,069
Nonredeemable non-controlling interests	224	225

Total permanent equity	24,553	12,294

Total liabilities, temporary equity and permanent equity	$177,994	$19,924

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Income

(Dollar amounts in millions, except per share data)

	Year Ended December 31,
	2009	2008	2007
Revenue
Investment advisory, administration fees and securities lending revenue
Related parties	$2,616	$2,962	$2,640
Other third parties	1,210	1,295	1,397

Investment advisory, administration fees and securities lending revenue	3,826	4,257	4,037
Investment advisory performance fees	202	177	350
BlackRock Solutions and advisory	477	393	190
Distribution fees	100	139	123
Other revenue	95	98	145

Total revenue	4,700	5,064	4,845

Expenses
Employee compensation and benefits	1,802	1,815	1,767
Distribution and servicing costs
Related parties	368	495	470
Other third parties	109	96	69
Amortization of deferred mutual fund sales commissions	100	130	108
Direct fund expenses	95	86	80
General and administration	779	665	799
Restructuring charges	22	38	—
Termination of closed-end fund administration and servicing arrangements	—	—	128
Amortization of intangible assets	147	146	130

Total expenses	3,422	3,471	3,551

Operating income	1,278	1,593	1,294

Non-operating income (expense)
Net gain (loss) on investments	42	(573)	504
Interest and dividend income	20	65	74
Interest expense	(68)	(69)	(52)

Total non-operating income (expense)	(6)	(577)	526

Income before income taxes	1,272	1,016	1,820
Income tax expense	375	387	463

Net income	897	629	1,357
Less:
Net income (loss) attributable to redeemable non-controlling interests	2	(1)	2
Net income (loss) attributable to nonredeemable non-controlling interests	20	(154)	362

Net income attributable to BlackRock, Inc.	$875	$784	$993

Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$6.24	$5.86	$7.53
Diluted	$6.11	$5.78	$7.37
Cash dividends declared and paid per share	$3.12	$3.12	$2.68

Weighted-average common shares outstanding:
Basic	136,669,164	129,543,443	128,488,561
Diluted	139,481,449	131,376,517	131,378,061

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Comprehensive Income

(Dollar amounts in millions)

	Year ended December 31,
	2009	2008	2007
Net income	$897	$629	$1,357
Other comprehensive income:
Change in net unrealized gain (loss) from available-for-sale investments, net of tax (1)	15	(19)	(3)
Minimum pension liability adjustment	1	(1)	—
Foreign currency translation adjustments	74	(237)	29

Comprehensive income attributable to BlackRock, Inc.	$987	$372	$1,383

(1)	The tax benefit (expense) on the change in net unrealized gain (loss) from available-for-sale investments was ($8), $8 and $2 in 2009, 2008 and 2007, respectively.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(Dollar amounts in millions)

	Additional Paid-in Capital [1]	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Shares held in Escrow	Treasury Stock Common	Total Stockholders’ Equity	Nonredeemable Non- controlling Interests	Total Permanent Equity	Redeemable Non-controlling Interests/ Temporary Equity
December 31, 2006	$9,812	$975	$45	$—	$(57)	$10,775	$874	$11,649	$235
Net income	—	993	—	—	—	993	362	1,355	2
Dividends paid, net of dividend expense for unvested RSUs	—	(353)	—	—	—	(353)	—	(353)	—
Issuance of common stock to escrow agent in connection with Quellos Transaction	188	—	—	(188)	—	—	—	—	—
Stock-based compensation	182	—	—	—	1	183	—	183	—
PNC LTIP capital contribution	175	—	—	—	—	175	—	175	—
Net issuance of common shares related to employee stock transactions	(187)	—	—	—	(128)	(315)	—	(315)	—
Net tax benefit (shortfall) from stock-based compensation	119	—	—	—	—	119	—	119	—
Other costs associated with common stock	(2)	—	—	—	—	(2)	—	(2)	—
Subscriptions/(redemptions/distributions)—non-controlling interest holders	—	—	—	—	—	—	384	384	16
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	(1,071)	(1,071)	(224)
Foreign currency translation adjustments	—	—	29	—	—	29	—	29	—
Change in net unrealized gain (loss) from available- for-sale investments, net of tax	—	—	(3)	—	—	(3)	—	(3)	—

December 31, 2007	10,287	1,615	71	(188)	(184)	11,601	549	12,150	29
Net income	—	784	—	—	—	784	(154)	630	(1)
Dividends paid, net of dividend expense for unvested RSUs	—	(417)	—	—	—	(417)	—	(417)	—
Release of common stock from escrow agent in connection with Quellos Transaction	—	—	—	45	—	45	—	45	—
Stock-based compensation	278	—	—	—	1	279	—	279	—
PNC LTIP capital contribution	4	—	—	—	—	4	—	4	—
Net issuance of common shares related to employee stock transactions	(140)	—	—	—	125	(15)	—	(15)	—
Net tax benefit (shortfall) from stock-based compensation	55	—	—	—	—	55	—	55	—
Minimum pension liability adjustment	—	—	(1)	—	—	(1)	—	(1)	—
Subscriptions/(redemptions/distributions)—non-controlling interest holders	—	—	—	—	—	—	36	36	(243)
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	(203)	(203)	481
Other change in non-controlling interests	—	—	—	—	—	—	(3)	(3)	—
Foreign currency translation adjustments	(10)	—	(237)	—	—	(247)	—	(247)	—
Change in net unrealized gain (loss) from available-for-sale investments, net of tax	—	—	(19)	—	—	(19)	—	(19)	—

December 31, 2008	10,474	1,982	(186)	(143)	(58)	12,069	225	12,294	266
Net income	—	875	—	—	—	875	20	895	2
Dividends paid, net of dividend expense for unvested RSUs	—	(421)	—	—	—	(421)	—	(421)	—
Release of common stock from escrow agent in connection with Quellos Transaction	—	—	—	6	—	6	—	6	—
Stock-based compensation	316	—	—	—	1	317	—	317	—
Issuance of shares to Barclays	8,529	—	—	—	—	8,529	—	8,529	—
Issuance of shares to institutional investors	2,800	—	—	—	—	2,800	—	2,800	—
Issuance of common shares for contingent consideration	43	—	—	—	—	43	—	43	—
PNC LTIP capital contribution	6	—	—	—	—	6	—	6	—
Merrill Lynch capital contribution	25	—	—	—	—	25	—	25	—
Net issuance of common shares related to employee stock transactions	(78)	—	—	—	54	(24)	—	(24)	—
Net tax benefit (shortfall) from stock-based compensation	14	—	—	—	—	14	—	14	—
Minimum pension liability adjustment	—	—	1	—	—	1	—	1	—
Subscriptions/(redemptions/distributions)—non-controlling interest holders	—	—	—	—	—	—	(8)	(8)	(247)
Net consolidations (deconsolidations) of sponsored investment funds[2]	—	—	—	—	—	—	(9)	(9)	28
Other change in non-controlling interests	—	—	—	—	—	—	(4)	(4)	—
Foreign currency translation adjustments	—	—	74	—	—	74	—	74	—
Change in net unrealized gain (loss) from available-for-sale investments, net of tax	—	—	15	—	—	15	—	15	—

December 31, 2009	$22,129	$2,436	$(96)	$(137)	$(3)	$24,329	$224	$24,553	$49

See accompanying notes to consolidated financial statements.

[1]	Includes $1 of common stock at December 31, 2009, 2008 and 2007, respectively and $1 of preferred stock at December 31, 2009.
[2]	Includes $12 of redeemable non-controlling interests acquired in the BGI Transaction on December 1, 2009.

BlackRock, Inc.

Consolidated Statements of Cash Flows

(Dollar amounts in millions)

	Year ended December 31,
	2009	2008	2007
Cash flows from operating activities
Net income	$897	$629	$1,357
Adjustments to reconcile net income to cash from operating activities:
Depreciation and other amortization	239	236	202
Amortization of deferred mutual fund sales commissions	100	130	108
Stock-based compensation	317	278	188
Deferred income tax expense (benefit)	(89)	(234)	(106)
Net (gains) losses on non-trading investments	(20)	216	(442)
Purchases of other investments within consolidated funds	(41)	(127)	(870)
Proceeds from sales and maturities of other investments within consolidated funds	285	342	597
(Earnings) losses from equity method investees	(30)	294	(84)
Distributions of earnings from equity method investees	18	28	16
Other adjustments	3	13	2
Changes in operating assets and liabilities:
Accounts receivable	(223)	339	(273)
Due from related parties	159	(112)	(4)
Deferred mutual fund sales commissions	(68)	(90)	(72)
Investments, trading	(53)	265	(45)
Other assets	(50)	115	(80)
Accrued compensation and benefits	(218)	(237)	172
Accounts payable and accrued liabilities	165	(227)	(33)
Due to related parties	(10)	7	(138)
Other liabilities	18	51	92

Cash flows from operating activities	1,399	1,916	587

Cash flows from investing activities
Purchases of investments	(73)	(417)	(521)
Purchases of assets held for sale	(2)	(59)	—
Proceeds from sale of disposal group	—	41	—
Proceeds from sales and maturities of investments	260	122	266
Distributions of capital from equity method investees	89	15	7
Net consolidations (deconsolidations) of sponsored investment funds	27	(3)	(117)
Acquisitions, net of cash acquired, and contingent payments	(5,755)	(16)	(592)
Purchases of property and equipment	(65)	(77)	(111)

Cash flows from investing activities	(5,519)	(394)	(1,068)

BlackRock, Inc.

Consolidated Statements of Cash Flows (continued)

(Dollar amounts in millions)

	Year ended December 31,
	2009	2008	2007
Cash flows from financing activities
Repayments of short-term borrowings	—	(400)	—
Proceeds from short-term borrowings	2,034	300	300
Repayments of long-term borrowings	—	(1)	—
Repayments of convertible debt	(7)	—	—
Proceeds from long-term borrowings	2,495	—	694
Cash dividends paid	(422)	(419)	(353)
Proceeds from stock options exercised	18	24	70
Proceeds from issuance of common stock	2,804	6	7
Repurchases of common stock	(46)	(46)	(383)
Merrill Lynch capital contribution	25	—	—
Net (redemptions/distributions paid)/subscriptions received from non-controlling interests holders	(255)	(207)	400
Excess tax benefit from stock-based compensation	33	59	119
Net borrowings/(repayment of borrowings) by consolidated sponsored investment funds	70	(203)	114
Other financing activities	—	—	(9)

Cash flows from financing activities	6,749	(887)	959

Effect of exchange rate changes on cash and cash equivalents	47	(259)	18

Net increase in cash and cash equivalents	2,676	376	496
Cash and cash equivalents, beginning of year	2,032	1,656	1,160

Cash and cash equivalents, end of year	$4,708	$2,032	$1,656

See accompanying notes to consolidated financial statements.

Supplemental disclosure of cash flow information is as follows:

	Year ended December 31,
	2009	2008	2007
Cash paid for:
Interest	$52	$63	$30
Income taxes	$503	$644	$376

Supplemental schedule of non-cash investing and financing transactions is as follows:

	Year ended December 31,
	2009	2008	2007
Issuance of common stock	$767	$136	$179
Issuance of preferred stock	$7,842	$—	$—
Increase (decrease) in non-controlling interests due to net consolidations/(deconsolidations) of sponsored investment funds	$7	$280	($1,295)
PNC LTIP capital contributions	$6	$4	$175

Contingent common stock payment related to Quellos Transaction	$43	$—	$—

Common stock released from escrow agent in connection with Quellos Transaction	$6	$45	$—

BlackRock, Inc.

Notes to the Consolidated Financial Statements

1. Introduction and Basis of Presentation

Business

BlackRock, Inc. (together, with its subsidiaries, unless the context otherwise indicates, “BlackRock” or the “Company”) provides diversified investment management and securities lending services to institutional clients and to individual investors through various investment vehicles. Investment management services primarily consist of the management of fixed income, cash management and equity client accounts, the management of a number of open-end and closed-end mutual fund families, exchange traded funds and other non-U.S. equivalent retail products serving the institutional and retail markets, and the management of other investments funds, including common trusts and alternative funds, developed to serve various customer needs. In addition, BlackRock provides market risk management, financial markets advisory and enterprise investment system services to a broad base of clients. Financial markets advisory services include valuation services relating to illiquid securities, dispositions and workout assignments (including long-term portfolio liquidation assignments), risk management and strategic planning and execution.

On October 1, 2007, BlackRock acquired certain assets and assumed certain liabilities of the fund of funds business of Quellos Group, LLC (“Quellos”) for up to $1,719 million (the “Quellos Transaction”). BlackRock paid Quellos $562.5 million in cash and issued 1,191,785 shares of BlackRock common stock valued at $188 million. The common stock which is held in escrow for up to three years is available to satisfy certain indemnification obligations of Quellos under the asset purchase agreement. The Quellos business was combined with the existing BlackRock fund of funds business and the combined platform comprises one of the largest fund of funds platforms in the world.

On January 1, 2009, Bank of America (“Bank of America”) acquired Merrill Lynch & Co., Inc. (“Merrill Lynch”). In connection with this transaction, BlackRock entered into exchange agreements with each of Merrill Lynch and The PNC Financial Services Group, Inc. (“PNC”) pursuant to which on February 27, 2009 Merrill Lynch and PNC each exchanged a portion of its BlackRock common stock it held for an equal number of shares of non-voting preferred stock. See Note 19, Capital Stock, for more details on these transactions.

On December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors (“BGI”) from Barclays Bank PLC (“Barclays”) (the “BGI Transaction”). In exchange for BGI, BlackRock paid approximately $6.65 billion in cash and issued capital stock valued at $8.53 billion comprised of 3,031,516 shares of BlackRock common stock, 26,888,001 shares of BlackRock Series B Participating Preferred Stock and 7,647,254 shares of BlackRock Series D Participating Preferred Stock to Barclays. See Note 3, Mergers and Acquisitions, for more details on this transaction.

On December 31, 2009, equity ownership of BlackRock was as follows:

	Voting Common Stock	Capital Stock
Bank of America/Merrill Lynch	3.7%	34.2%
PNC	35.2%	24.5%
Barclays	4.8%	19.8%
Other	56.3%	21.5%

	100.0%	100.0%

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of the Company and its controlled subsidiaries. Non-controlling interests include the portion of consolidated sponsored investment funds in which the Company does not have a direct equity ownership. Significant accounts and transactions between consolidated entities have been eliminated.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

2. Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents primarily consists of cash, money market funds and short-term, highly liquid investments with original maturities, at date of purchase, of three months or less in which the Company is exposed to market and credit risk. Cash and cash equivalent balances that are legally restricted from use by the Company are recorded in other assets on the consolidated statements of financial condition. Cash balances maintained by consolidated sponsored investment funds are not considered legally restricted and are included in cash and cash equivalents on the consolidated statements of financial condition.

Investments

Investments in Debt and Marketable Equity Securities

BlackRock holds debt and marketable equity investments which, pursuant to Accounting Standards Codification (“ASC”) 320-10, Investments – Debt and Equity Securities, are classified as trading, available-for-sale, or held-to-maturity based on the Company’s intent to sell the security or, for a debt security, the Company’s intent and ability to hold the debt security to maturity.

Trading securities are those investments which are purchased principally for the purpose of selling them in the near term. Trading securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in non-operating income in the consolidated statements of income during the period of the change.

Available-for-sale securities are those securities which are not classified as trading securities or held-to-maturity. Available-for-sale securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in the accumulated other comprehensive income component of stockholders’ equity in the period of the change. Upon the disposition of an available-for-sale security, the Company reclassifies the gain or loss on the security from accumulated other comprehensive income to non-operating income on the Company’s consolidated statements of income.

Held-to-maturity debt securities are recorded at amortized cost in the consolidated statements of financial condition.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Investments (continued)

Equity Method

For equity investments where BlackRock does not control the investee, and where it is not the primary beneficiary of a variable interest entity (“VIE”), but can exert significant influence over the financial and operating policies of the investee, the Company follows the equity method of accounting in accordance with ASC 323, Investments-Equity Method and Joint Ventures. Under the equity method of accounting, BlackRock’s share of the investee’s underlying net income or loss on investment funds is recorded as net gain (loss) on investments within non-operating income (expense) and as other revenue for operating or advisory company investments since such operating or advisory companies are considered to be connected to BlackRock’s core business. The net income of the investee is recorded based upon the most current information available at the time, which may precede the date of the statement of financial condition. Distributions received from the investment reduce the Company’s investment balance.

Cost Method

For equity investments where BlackRock neither controls nor has significant influence over the investee and which are non-marketable, the investments are accounted for using the cost method of accounting. Under the cost method, dividends received from the investment are recorded as dividend income within non-operating income.

Impairments

The Company’s management periodically assesses its equity method, available-for-sale and cost method of accounting investments for impairment. If circumstances indicate that impairment may exist, investments are evaluated using fair values, where available, or the expected future cash flows of the investment. If the undiscounted expected future cash flows are lower than the Company’s carrying value of the investment, an impairment charge is recorded in non-operating income in the consolidated statements of income.

When the fair value of available-for-sale securities is lower than its cost, the Company evaluates the securities to determine whether the impairment is considered to be “other-than-temporary.”

In making this determination, for equity securities, the Company considers, among other factors, the length of time the security has been in a loss position, the extent to which the security’s market value is less than its cost, the financial condition and near-term prospects of the security’s issuer and the Company’s ability and intent to hold the security for a length of time sufficient to allow for recovery. If the impairment is considered other-than-temporary, an impairment charge is recorded in non-operating income in the consolidated statements of income.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Investments (continued)

Impairments (continued)

In making this determination for debt securities, the Company considers if it: (1) has the intent to sell the security, (2) is more likely than not that it will be required to sell the security before recovery, or (3) does not expect to recover the entire amortized cost basis of the security. If the Company does not intend to sell a security and it is not more likely than not that it will be required to sell the security, but the security has suffered a credit loss, the impairment charge is be separated into the credit loss component, which is recorded in earnings, and the remaining portion is recorded in other comprehensive income.

The Company reviews its collateralized debt obligations (“CDO”) investments for impairment quarterly throughout the term of the investment. The Company reviews cash flow estimates throughout the life of each CDO investment. If the net present value of the estimated future cash flows is lower than the carrying value of the investment and the estimated future cash flows are lower than the previous estimate of cash flows, an impairment is considered to be other-than-temporary. The impairment loss is recognized based on the excess of the carrying amount of the investment over its estimated fair value.

Consolidation

The accounting method used for the Company’s equity investments is generally dependent upon the influence the Company has over its investee. For investments where BlackRock can exert control over the financial and operating policies of the investee, which generally exists if there is a 50% or greater voting interest, the investee is consolidated into BlackRock’s financial statements. For certain investments where the risks and rewards of ownership are not directly linked to voting interests (“variable interest entities” or “VIEs”), an investee may be consolidated if BlackRock, together with its related party relationships, is considered the primary beneficiary of the investee. The primary beneficiary determination will consider not only BlackRock’s equity interest, but the benefits and risks associated with non-equity components of the Company’s relationship with the investee, including capital support agreements, debt, investment advisory and other similar arrangements, in accordance with ASC 810-10, Consolidation (“ASC 810-10”).

Pursuant to ASC 810-20, Control of Partnerships and Similar Entities (“810-20”), the Company, as general partner or managing member of its funds, generally is presumed to control funds that are limited partnerships or limited liability companies that are not deemed to be VIEs. The Company reviews such investment vehicles to determine if such a presumption can be overcome by determining if third party partners or members of the limited partnership or limited liability company have the substantive ability to dissolve (liquidate) the investment vehicle, or otherwise to remove BlackRock as the general partner or managing member without cause, or have other substantive participating rights.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Consolidation (continued)

Consolidated Sponsored Investment Funds

From time to time, the Company will maintain a controlling interest in a sponsored investment fund. All of the underlying investments held by consolidated sponsored investment funds are carried at fair value, with corresponding changes in the investments’ fair values reflected in non-operating income in the Company’s consolidated statements of income. In the absence of a publicly available market value, fair value for such underlying investments are estimated in good faith by the Company’s management based on such factors as the liquidity, financial condition and current and projected operating performance of the investment and, in the case of private investment fund investments, the fund’s net asset value. When the Company no longer controls these funds due to reduced ownership percentage or other reasons, the funds are deconsolidated and accounted for under another investment accounting method. In addition, changes in fair value of certain illiquid investments held by these funds, including direct investments in equity or debt securities of privately held companies and certain real estate products, are recorded based upon the most current information available at the time, which may precede the date of the statement of financial position, considering any significant changes in the operations of the investment.

Upon consolidation of various sponsored investment funds, on the Company’s consolidated statements of financial condition, the Company retains the specialized accounting principles of the underlying funds pursuant to ASC 810-10.

Separate Account Assets and Liabilities

Two wholly-owned subsidiaries of the Company in the United Kingdom are registered life insurance companies that maintain separate accounts representing segregated funds held for purposes of funding individual and group pension contracts. The separate account assets are not subject to general claims of the creditors of BlackRock. These accounts and the related liabilities are recorded as separate account assets and separate account liabilities on the consolidated statements of financial condition in accordance with the ASC 944-80, Financial Services – Separate Accounts.

The net investment income and net realized and unrealized gains and losses attributable to separate account assets supporting individual and group pension contracts accrue directly to the contract owner and are not reported as revenue or non-operating income in the consolidated statements of income. Policy administration and management fees associated with separate account products are included in investment advisory, administration fees and securities lending revenue in the consolidated statements of income.

Collateral Assets Held and Liabilities Under Securities Lending Agreements

The Company facilitates securities lending arrangements whereby securities held by separate account assets discussed above are lent to third parties. In exchange, the Company receives collateral, principally cash and securities, ranging from 102% to 108% of the value of the securities lent in order to reduce credit risk. Under the Company’s securities lending arrangements, the Company can resell or re-pledge the collateral and the borrower can re-sell or re-pledge the loaned securities. The securities lending transactions entered into by the Company are accompanied by an agreement that entitles and obligates the Company to repurchase or redeem the transferred securities before their maturity. These transactions are not reported as sales under ASC 860, Transfers and Servicing (“ASC 860”) because of the obligation of the Company to repurchase the securities.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Collateral Assets Held and Liabilities Under Securities Lending Agreements (continued)

As a result, the Company records the collateral received under these arrangements (both cash and non-cash), as its own asset in addition to a corresponding liability for the obligation to return the collateral. As with the securities lending collateral discussed above, the fair value of the asset and related obligation to return the collateral are recorded by the Company. At December 31, 2009, the fair value of loaned securities held by separate account assets was approximately $18 billion and the collateral held under these securities lending agreements was approximately $19.3 billion. The fair value of the collateral liability approximates the fair value of the collateral assets and is recorded in collateral liability under securities lending agreements on the consolidated statements of financial condition.

Deferred Mutual Fund Sales Commissions

The Company holds the rights to receive certain cash flows from sponsored mutual funds sold without a front-end sales charge (“back-end load shares”). The carrying value of these deferred mutual fund commissions is being amortized over periods between one and six years. The Company receives distribution fees from these funds and contingent deferred sales commissions (“CDSCs”) upon shareholder redemption of certain back-end load shares which are recorded within distribution fees on the consolidated statements of income. Upon receipt of CDSCs, the Company records revenue and the remaining unamortized deferred sales commission is expensed.

In April 2007, the Company acquired from a subsidiary of PNC certain distribution financing arrangements to receive certain cash flows from sponsored open-ended mutual funds sold without a front-end sales charge. The fair value of these capitalized assets is amortized over periods up to six years. The Company also acquired the rights to related distribution fees from these funds and CDSCs upon shareholder redemption of certain back-end load shares prior to the end of the contingent deferred sales period. The Company paid $34 million in exchange for the above rights, which is reflected on the consolidated statement of cash flows as an acquisition within investing activities.

The Company periodically reviews the carrying value of deferred mutual fund commission assets to determine whether a significant decline in the equity or bond markets or other events or circumstances indicate that an impairment in value may have occurred. If indicators of a potential impairment exist, the Company compares the carrying value of the asset to the estimated future net undiscounted cash flows related to the asset. If such assessments indicate that estimated future net undiscounted cash flows will not be sufficient to recover the recorded carrying value, the assets are adjusted to their estimated fair value. No such impairments were recorded for the years ended December 31, 2009, 2008 or 2007.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation generally is recorded using the straight-line method over the estimated useful lives of the various classes of property and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life or the remaining lease term.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Property and Equipment (continued)

Software Costs

BlackRock develops a variety of risk management, investment analytic and investment system services for internal use, utilizing proprietary software which is hosted and maintained by BlackRock. The Company follows ASC 350-40, Internal-Use Software (“ASC 350-40”). ASC 350-40 requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software costs are included within property and equipment on the consolidated statements of financial condition and are amortized beginning when the software project is complete and put into production, over the estimated useful life of the software of three years.

Goodwill and Intangible Assets

Goodwill which represents the excess cost of a business acquisition over the fair value of the net assets acquired includes assembled workforce. Intangible assets are comprised of indefinite-lived intangible assets and finite-lived intangible assets. The value of contracts to manage assets in proprietary open-end funds, closed-end funds and collective funds without a specified termination date is classified as an indefinite-lived intangible asset. The assignment of indefinite lives to such contracts is based upon the assumption that there is no foreseeable limit on the contract period to manage these funds due to the likelihood of continued renewal at little or no cost. In addition, trade-names/trademarks are considered indefinite-lived intangibles as they are expected to generate cash flows indefinitely. In accordance with ASC 350, Intangibles – Goodwill and Other (“ASC 350”), indefinite-lived intangible assets and goodwill are not amortized. The value of contracts for separately managed accounts and certain alternative funds which have finite lives are amortized over the expected life of the contracts.

The Company assesses its goodwill, indefinite-lived management contracts and trade names/trademarks and finite-lived management contracts for impairment at least annually. In its assessment of goodwill for impairment, the Company considers such factors as the book value and market capitalization of the Company. In its assessment of indefinite-lived management contracts and trade names/trademarks, the Company considers such factors as assets under management, product mix, product margins and projected cash flows to determine whether the values of each asset are impaired and whether the indefinite-life classification is still appropriate. The fair value of indefinite-lived intangible assets and goodwill is determined based on the discounted value of expected future cash flows. The fair value of finite-lived management contracts and their remaining useful life is reviewed at least annually to determine if circumstances exist which may indicate a potential impairment. In addition, if circumstances exist, the Company will perform an impairment test, using an undiscounted cash flow analysis. If the asset is determined to be impaired, the difference between the book value of the asset and its current fair value would be recognized as an expense in the period in which the impairment is determined.

Change in Method of Applying an Accounting Principle

During 2007, the Company changed the date of its annual impairment tests for goodwill and indefinite-lived intangible assets to July 31st in order to provide additional time for testing due to the significant increase in these assets as a result of recent acquisitions. The Company’s management believes that this change in the method of applying an accounting principle is preferable under the circumstances and does not result in adjustments to the Company’s consolidated financial statements when applied retrospectively, nor would it result in the delay, acceleration or avoidance of recording a potential future impairment. This change in the method of applying ASC 350 had no impact on the consolidated statements of income for the year ended December 31, 2007.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Change in Method of Applying an Accounting Principle (continued)

The impairment tests performed as of July 31, 2009, 2008 and 2007 indicated that no impairment charges were required. Due to the capital market events that occurred in 2007 and 2008, the Company performed an additional impairment test as of September 30, 2008 which also indicated no impairment charges were required.

Assets and Liabilities to be Disposed of by Sale

In the course of the business of establishing real estate and other alternative investment funds, the Company may purchase land, properties and other assets while incurring liabilities directly associated with the assets, together a disposal group, with the intention to sell the disposal group to sponsored investment funds upon their launch. In accordance with the provisions of ASC 360-10, Property, Plant and Equipment (“ASC 360-10”), the Company treats these assets and liabilities as a “disposal group”, measured at the lower of the carrying amount or fair value. Losses are recognized for any initial or subsequent write-down to fair value and gains are recognized for any subsequent increase in fair value, but not in excess of the cumulative loss previously recognized.

At December 31, 2009 and 2008, the Company held disposal group assets of $46 million and $64 million in other assets and related disposal group liabilities of $45 million and $63 million of other liabilities, respectively, on its consolidated statements of financial condition. At December 31, 2009 and 2008, disposal group liabilities included approximately $42 million and $58 million of borrowings directly associated with the disposal group assets, respectively. During the year ended December 31, 2009 and 2008, the Company recorded a net loss of $2 million and $14 million, respectively, within non-operating income (expense) on its consolidated statements of income related to the disposal group, respectively.

Classification and Measurement of Redeemable Securities

The provisions of ASC 480-10, Distinguishing Liabilities from Equity (“ASC 480-10”), require temporary equity classification for instruments that are currently redeemable or convertible for cash or other assets at the option of the holder. At December 31, 2009 and 2008, the Company determined that $49 million and $266 million, respectively, of non-controlling interests related to certain consolidated sponsored investment funds were redeemable at the option of the holder for cash or other assets, resulting in temporary equity classification on the consolidated statements of financial condition.

The amount of temporary equity related to convertible instruments is measured as the excess of the amount of cash required to be exchanged in a hypothetical settlement, as of the balance sheet date, over the current carrying amount of the liability component. During the year ended December 31, 2009, the 2.625% convertible debentures became convertible at the option of the holders into cash and shares of the Company’s common stock. The amount of cash required to be paid out in a hypothetical settlement exceeded the current carrying amount of the liability component by less than $1 million.

Non-controlling interests

Non-controlling interests on the consolidated statements of income includes the income/(loss) allocated to non-controlling interest holders of the Company’s consolidated sponsored investment funds. Non-controlling interests are not adjusted for taxes for consolidated sponsored investment funds that are treated as pass-through entities for tax purposes.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Treasury Stock

The Company records common stock purchased for treasury at cost. At the date of subsequent reissuance, the treasury stock account is reduced by the cost of such stock on the average cost method.

Revenue Recognition

Investment Advisory, Administration Fees and Securities Lending Revenue

Investment advisory and administration fees are recognized as the services are performed. Such fees are primarily based on pre-determined percentages of the market value of the assets under management (“AUM”) or, in the case of certain real estate clients, net operating income generated by the underlying properties. Investment advisory and administration fees are affected by changes in AUM, including market appreciation or depreciation and net subscriptions or redemptions. Investment advisory and administration fees for investment funds are shown net of fees waived pursuant to contractual expense limitations of the funds or voluntary waivers. Certain real estate fees are earned upon the acquisition or disposition of properties in accordance with applicable investment management agreements and are generally recognized at the closing of the respective real estate transactions.

The Company contracts with third parties and related parties for various mutual fund distribution and shareholder servicing to be performed on behalf of certain funds managed by the Company. Such arrangements generally are priced as a portion of the management fee paid by the fund. In certain cases, the fund takes on the primary responsibility for payment for services such that BlackRock bears no credit risk to the third party. The Company accounts for such retrocession arrangements in accordance with ASC 605-45, Revenue Recognition – Principal Agent Considerations (“ASC 605-45”) and has recorded its management fees net of retrocessions. Retrocessions for the years ended December 31, 2009, 2008 and 2007 were $611 million, $762 million and $780 million, respectively, and were reflected net in investment advisory, administration fees and securities lending revenue on the consolidated statements of income.

The Company also earns securities lending revenue by lending securities on behalf of clients, primarily to brokerage institutions. Such revenues are accounted for on an accrual basis. The net income earned on the collateral is shared between the Company and funds or other third-party accounts managed by the Company from which the securities are borrowed.

Performance Fees

The Company also receives performance fees or an incentive allocation from alternative investment products and certain separately managed accounts. These performance fees are earned upon exceeding specified relative or absolute investment return thresholds. Such fees are recorded upon completion of the measurement period which varies by product or account.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Revenue Recognition (continued)

Performance Fees (continued)

The Company receives carried interest from certain alternative investments upon exceeding performance thresholds. BlackRock may be required to return all, or part, of such carried interest depending upon future performance of these investments. BlackRock records carried interest subject to such claw-back provisions as performance fees on its consolidated statements of income upon the earlier of the termination of the alternative investment fund or when the likelihood of claw-back is mathematically improbable. The Company records a deferred carried interest liability to the extent it receives cash or capital allocations prior to meeting the revenue recognition criteria. At December 31, 2009 and 2008, the Company had $13 million and $21 million, respectively, of deferred carried interest recorded in other liabilities on the consolidated statements of financial condition.

BlackRock Solutions and Advisory

BlackRock provides a variety of market risk management, investment analytic, enterprise investment system and financial markets advisory services to financial institutions, pension funds, asset managers, foundations, consultants, mutual fund sponsors, real estate investment trusts and government agencies. These services are provided under the brand name BlackRock Solutions® and include a wide array of risk management services, valuation of illiquid securities, disposition and workouts, strategic planning and execution, and enterprise investment system outsourcing for clients. Fees earned for BlackRock Solutions and advisory services are recorded as services are performed and are determined using some, or all, of the following methods: (i) fixed fees, (ii) percentages of various attributes of advisory AUM and (iii) performance fees if contractual thresholds are met. The fees earned for BlackRock Solutions and advisory services are recorded in BlackRock Solutions and advisory on the consolidated statements of income.

Other Revenue

The Company earns fees for transition management services comprised of referral fees or agency commissions from acting as an introducing broker-dealer in buying and selling securities on behalf of the Company’s customers. Commissions and related clearing expenses related to transition management services are recorded on a trade-date basis as securities transactions occur and are reflected in other revenue on the consolidated statements of income.

The Company also earns commissions revenue upon the sale of unit trusts and Class A mutual funds. Revenue is recorded at the time of the sale of the product.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Stock-based Compensation

The Company applies the requirements within ASC 718-10, Compensation – Stock Compensation (“ASC 718-10”) which establish standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. Entities are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost is recognized over the period during which an employee is required to provide service (usually the vesting period) in exchange for the stock award.

The Company measures the grant-date fair value of employee share options and similar instruments using option-pricing models. If an equity award is modified after the grant date, incremental compensation cost is recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. The grant-date fair value of restricted stock units is calculated using the Company’s share price on the date of grant. Compensation cost is recorded by the Company on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award is, in-substance, multiple awards. Awards under the Company’s stock-based compensation plans vest over periods ranging from one to five years. Compensation cost is reduced by the number of awards expected to be forfeited prior to vesting. Forfeiture estimates generally are derived using historical forfeiture information, where available, and are reviewed for reasonableness at least annually.

The Company amortizes the grant-date fair value of stock-based compensation awards made to retirement eligible employees over the required service period. Upon notification of retirement, the Company accelerates the unamortized portion of the award over the contractually-required retirement notification period, if applicable.

The Company pays cash dividend equivalents, that are not subject to vesting, on outstanding restricted stock units (“RSUs”) granted prior to 2009. ASC 718-10 requires dividend equivalents on RSUs expected to be forfeited to be included in compensation and benefits expense. Dividend equivalents on shares expected to vest are recorded in retained earnings.

Distribution and Servicing Costs

Distribution and servicing costs include payments to third parties and affiliates, including Merrill Lynch and PNC, primarily associated with distribution and servicing of client investments in certain BlackRock products. Distribution and servicing costs are expensed when incurred.

Direct Fund Expenses

Direct fund expenses, which are expensed as incurred, consist primarily of third party non-advisory expenses incurred by BlackRock related to certain funds for the use of certain index trademarks, reference data for certain indices, custodial services, fund administration, fund accounting, transfer agent services, shareholder reporting services, audit and tax services as well as other fund related expenses directly attributable to the non-advisory operations of the fund.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Leases

The Company accounts for its operating leases, which may include escalations, in accordance with ASC 840-10, Leases. The Company expenses the lease payments associated with operating leases evenly during the lease term (including rent-free periods), beginning on the commencement of the lease term.

Foreign Exchange

Monetary assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the date of the consolidated statements of financial condition. Non-monetary assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at historical exchange rates. Revenues and expenses are translated at average exchange rates during the period. Gains or losses resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive income, a separate component of stockholders’ equity on the consolidated statements of financial condition. Gains or losses resulting from foreign currency transactions are included in general and administration expense on the consolidated statements of income. For the years ended December 31, 2009, 2008 and 2007, the Company recorded gains/(losses) from foreign currency transactions of ($11) million, $50 million and $1 million, respectively.

Income Taxes

The Company accounts for income taxes under the asset and liability method prescribed by ASC 740-10, Income Taxes (“ASC 740-10”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using currently enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Management periodically assesses the recoverability of its deferred tax assets based upon expected future earnings, taxable income in prior carryback years, future deductibility of the asset, changes in applicable tax laws and other factors. If management determines that it is not more likely than not that the deferred tax asset will be fully recoverable in the future, a valuation allowance will be established for the difference between the asset balance and the amount expected to be recoverable in the future. This allowance will result in a charge to income tax expense on the Company’s consolidated statements of income. Further, the Company records its income taxes receivable and payable based upon its estimated income tax liability.

BlackRock adopted the provisions of ASC 740-10 related to uncertainty in income taxes on January 1, 2007. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. ASC 740-10 prescribes a threshold for measurement and recognition in the financial statements of an asset or liability resulting from a tax position taken or expected to be taken in an income tax return. ASC 740-10 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Excess tax benefits and shortfalls related to stock-based compensation are recognized as additional paid in capital and subsequent to the adoption of ASC 740-10 excess tax benefits are reflected as financing cash flows on the consolidated statements of cash flows. If the Company does not have additional paid-in capital credits (cumulative tax benefits recorded to additional paid-in capital), the Company will record an expense for any deficit between the recorded tax benefit and tax return benefit. At December 31, 2009, BlackRock had excess additional paid-in capital credits to absorb potential deficits between recorded tax benefits and tax return benefits.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Earnings per Share (“EPS”)

As a result of the retrospective adoption of the new required provisions within ASC 260-10, Earnings per Share (“ASC 260-10”), on January 1, 2009, EPS is calculated pursuant to the two-class method as defined in ASC 260-10. See Accounting Policies Adopted in the Year Ended December 31, 2009 below for further information. Basic EPS is calculated by dividing net distributed and undistributed earnings allocated to common shareholders by the weighted average number of common shares outstanding. Diluted EPS includes the determinants of basic EPS and, in addition, reflects the impact of other potentially dilutive shares.

Due to the similarities in terms between BlackRock series A, B, C and D non-voting participating preferred stock and the Company’s common stock, the Company considers each series of non-voting participating preferred stock to be common stock equivalents for purposes of earnings per common share calculations.

In accordance with ASC 260-10, shares of the Company’s common stock are not included in basic earnings per common share until contingencies are resolved and the shares are released. Shares of the Company’s common stock are not included in diluted earnings per common share unless the contingency has been met assuming that the contingency period ended on the date of the consolidated statement of financial condition.

Business Segments

The Company’s management directs BlackRock’s operations as one business, the asset management business. As such, the Company operates in one business segment as defined in ASC 280-10, Segment Reporting.

Fair Value Measurements

BlackRock adopted the applicable provisions of ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), as of January 1, 2008, which require, among other things, enhanced disclosures about assets and liabilities that are measured and reported at fair value. The provisions of ASC 820-10 establish a hierarchy that prioritizes inputs to valuation techniques used to measure fair value and requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy (i.e., Level 1, 2 and 3 inputs, as defined). The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Additionally, companies are required to provide enhanced disclosure regarding instruments in the Level 3 category (which have inputs to the valuation techniques that are unobservable and require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities.

Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 Inputs – Quoted prices (unadjusted) in active markets for identical assets or liabilities at the reporting date. Level 1 assets include listed mutual funds and equities.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Fair Value Measurements (continued)

Level 2 Inputs – Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted prices that are observable, such as models or other valuation methodologies. Assets that generally are included in this category may include debt securities, short-term floating rate notes and asset-backed securities, securities held within consolidated hedge funds, certain limited partnership interests in hedge funds in which the valuations for substantially all of the investments within the fund are based upon Level 1 or Level 2 inputs, restricted public securities valued at a discount, as well as over the counter derivatives, including interest and inflation rate swaps and foreign exchange currency contracts that have inputs to the valuations that can be generally corroborated by observable market data.

Level 3 Inputs – Unobservable inputs for the valuation of the asset or liability, which may include non-binding broker quotes. Level 3 assets include investments for which there is little, if any, market activity. These inputs require significant management judgment or estimation. Assets included in this category generally include general and limited partnership interests in private equity funds, funds of private equity funds, real estate funds, hedge funds, and funds of hedge funds, direct private equity investments held within consolidated funds and certain held for sale real estate disposal assets.

Level 3 inputs include BlackRock capital accounts for its partnership interests in various alternative investments, including distressed credit hedge funds, real estate and private equity funds which may be adjusted by using the returns of certain market indices. The various partnerships are investment companies which record their underlying investments at fair value based on fair value policies established by management of the underlying fund. Fair value policies at the underlying fund generally require the fund to utilize pricing/valuation information, including independent appraisals, from third party sources, however, in some instances current valuation information, for illiquid securities or securities in markets that are not active, may not be available from any third party source or fund management may conclude that the valuations that are available from third party sources are not reliable. In these instances fund management may perform model-based analytical valuations that may be used to value these investments.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

Fair Value Option

In February 2007, the Financial Accounting Standards Board (“FASB”) issued new guidance within ASC 825-10, Financial Instruments (“ASC 825-10”). The relevant provisions within ASC 825-10 permit entities to choose to measure eligible financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis, must be applied to an entire instrument and it is irrevocable once elected. Assets and liabilities measured at fair value pursuant to ASC 825-10 are required to be reported separately in the statement of financial condition from those instruments measured using another accounting method. The Company adopted the applicable provisions of ASC 825-10 on January 1, 2008; however, elected not to apply the fair value option to any of its eligible financial assets or liabilities at that date. Therefore, the adoption of the applicable provision of ASC 825-10 had no impact on the Company’s consolidated financial statements. As of December 31, 2009, the Company has not elected the fair value option for any eligible financial assets or liabilities; however, the Company may elect the fair value option for any future eligible financial assets or liabilities upon their initial recognition.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Disclosure of Fair Value

The disclosure requirements within ASC 825-10 require disclosure of estimated fair values of certain financial instruments, both on and off the consolidated statements of financial condition. For financial instruments recognized at fair value in the statement of financial position, the disclosure requirements of ASC 820-10 also apply.

The methods and assumptions are set forth below:

•

Cash and cash equivalents are carried at either cost or amortized cost which approximates fair value due to their short term maturities. Money market funds are valued through the use of quoted market prices, or $1, which is generally the net asset value of these funds.

•	The carrying amounts of receivables, accounts payable and accrued liabilities approximates fair value due to their short maturities.

•

The fair value of marketable investments is based on quoted market prices or broker quotes. If investments are not readily marketable, fair values are primarily determined based on net asset values of investments in limited partnerships/limited liability companies or by the Company based on management’s assumptions or estimates, taking into consideration financial information of the investment, the industry of the investment, or valuation services from third party service providers. At December 31, 2009, with the exception of certain equity method and cost method investments that are not accounted for under a fair value measure, the carrying value of investments approximated fair value. See Note 7, Fair Value Disclosures, for more information.

Derivative Instruments and Hedging Activities

ASC 815-10, Derivatives and Hedging (“ASC 815-10”), establishes accounting and reporting standards for derivative instruments, including certain derivatives embedded in other contracts and for hedging activities. ASC 815-10 generally requires an entity to recognize all derivatives as either assets or liabilities in the consolidated statements of financial condition and to measure those investments at fair value.

The Company does not use derivative financial instruments for trading or speculative purpose. The Company uses derivative financial instruments primarily for purposes of hedging (a) exposures to fluctuations in foreign currency exchange rates of certain assets and liabilities and (b) market exposures for certain investments. The Company may also use derivatives within separate account assets and liabilities which are segregated funds held for purposes of funding individual and group pension contracts or in connection with capital support agreements with affiliated investment companies. In addition, certain consolidated sponsored investment funds may also invest in derivatives as a part of their investment strategy.

Changes in the fair value of the Company’s derivative financial instruments are recognized in current earnings and, where applicable, are offset by the corresponding gain or loss on the related foreign-denominated assets or liabilities or hedged investments, in the consolidated statements of income.

Reclassifications

Certain items previously reported have been reclassified to conform to the current year presentation.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Recent Accounting Developments

Accounting Policies Adopted in the Year Ended December 31, 2009

Non-Controlling Interests

In December 2007, the FASB issued new requirements within ASC 810-10, which established accounting and reporting standards for a non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary and clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity, separate from the parent’s equity, in the consolidated financial statements. In addition, consolidated net income should be adjusted to include the net income attributed to the non-controlling interests. The Company adopted the applicable guidance of ASC 810-10 on January 1, 2009, which required retrospective adoption of the presentation and disclosure requirements for existing non-controlling interests. All other requirements of ASC 810-10 are applied prospectively. The adoption of the applicable provisions of ASC 810-10 did not impact BlackRock’s stockholders’ equity on the consolidated statements of financial condition.

Convertible Debt Instruments

In May 2008, the FASB issued new requirements within ASC 470-20, which specify that for convertible debt instruments that may be settled in cash upon conversion, issuers of such instruments should separately account for the liability and equity components in the statement of financial condition. The excess of the initial proceeds of the convertible debt instrument over the amount allocated to the liability component creates a debt discount which should be amortized as interest expense over the expected life of the liability. The applicable provisions of ASC 470-20 are effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008 and are to be applied retrospectively. At December 31, 2009 and 2008, the Company had $243 million and $249 million principal amount of convertible debentures outstanding, respectively, which were issued in February 2005, bear interest at a rate of 2.625%, and are due in 2035. The Company retrospectively adopted the required paragraphs of ASC 470-20 on January 1, 2009 resulting in a total cumulative impact of a $9 million reduction to retained earnings at December 31, 2008. The effective borrowing rate for nonconvertible debt at the time of issuance of the 2.625% convertible debentures was estimated to be 4.3%, which resulted in $18 million of the $250 million aggregate principal amount of the debentures issued, or $12 million after tax, being attributable to equity. At December 31, 2009 and 2008, less than $1 million and $4 million, respectively, of the initial $18 million debt discount remained unamortized, and was amortized to the first put date of the convertible debentures in February 2010. As a result, the Company recognized approximately $4 million and $3 million of additional interest expense in each of the years ended December 31, 2009 and 2008, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Accounting Policies Adopted in the Year Ended December 31, 2009 (continued)

Earnings Per Share

In June 2008, the FASB issued new requirements within ASC 260-10, which specify that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends or dividend equivalents are considered participating securities and should be included in the computation of EPS pursuant to the two-class method as defined in ASC 260-10. The new requirements of ASC 260-10 are effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. All prior period EPS data presented must be adjusted retrospectively. Prior to 2009, the Company awarded restricted stock and restricted stock units with nonforfeitable dividend equivalent rights. Restricted stock and restricted stock units awarded in 2009 are not considered participating securities as dividend equivalents are subject to forfeiture prior to vesting of the award. The Company adopted the new requirements of ASC 260-10 on January 1, 2009.

The impact of retrospective adoption of ASC 470-20 and ASC 260-10 to diluted EPS for common shares in 2007 and 2008 was a decline of $0.16 and $0.13, respectively.

Fair Value Measurements

In February 2008, the FASB issued new guidance within ASC 820-10, which delayed the effective date of the application of ASC 820-10 to fiscal years beginning after November 15, 2008 for all non-financial assets and liabilities recognized or disclosed at fair value in the financial statements on a non-recurring basis. Non-recurring non-financial assets and liabilities include goodwill, indefinite-lived and finite-lived intangible assets and long-lived assets each measured at fair value for purposes of impairment testing, asset retirement and guarantee obligations initially measured at fair value, and those assets and liabilities initially measured at fair value in a business combination or asset purchase. The adoption of the provisions of ASC 820-10 on January 1, 2009 for non-recurring non-financial assets and liabilities did not have a material impact on the Company’s consolidated financial statements.

Fair Value Measurements Disclosures and Impairments of Securities

In April 2009, the FASB issued the following three provisions intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

•

The new provisions issued within ASC 320-10, Investments – Debt and Equity Securities (“ASC 320-10”), amend current other-than-temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. Under ASC 320-10, an other-than-temporary impairment for debt securities is triggered if (1) an entity has the intent to sell the security, (2) it is more likely than not that an entity will be required to sell the security before recovery, or (3) an entity does not expect to recover the entire amortized cost basis of the security. If an entity does not intend to sell a security and it is not more likely than not that the entity will be required to sell the security, but the security has suffered a credit loss, the impairment charge will be separated into the credit loss component, which is recorded in earnings, and the remaining portion is recorded in other comprehensive income. ASC 320-10 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Accounting Policies Adopted in the Year Ended December 31, 2009 (continued)

Fair Value Measurements Disclosures and Impairments of Securities: (continued)

•

The new provisions issued within ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), provide additional guidance on determining when the volume and level of activity for an asset or liability has significantly decreased and includes guidance on identifying circumstances that indicate a transaction is not orderly.

•

The new provisions issued within ASC 825-10, Financial Instruments (“ASC 825-10”), amend the existing disclosure guidance about fair value of financial instruments to expand the required qualitative and quantitative disclosures about fair value of financial instruments to interim reporting periods for publicly traded entities. In addition, the applicable guidance within ASC 825-10 amends ASC 270-10, Interim Reporting, to require those disclosures in summarized financial information at interim reporting periods.

The adoption of all three of the above new provisions as of April 1, 2009, did not materially impact the Company’s consolidated financial statements.

Business Combinations

In December 2007, the FASB issued new guidance within ASC 805, Business Combinations (“ASC 805”), and in April 2009, the FASB issued additional guidance within ASC 805, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise From Contingencies. ASC 805 retains the fundamental requirements that the acquisition method of accounting (the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The new provisions within ASC 805 further define the acquirer, establish the acquisition date and broaden the scope of transactions that qualify as business combinations.

Additionally, the new requirements within ASC 805 change the fair value measurement provisions for assets acquired, liabilities assumed and any non-controlling interest in the acquiree, provide guidance for the measurement of fair value in a step acquisition, change the requirements for recognizing assets acquired and liabilities assumed subject to contingencies, provide guidance on recognition and measurement of contingent consideration and require that acquisition-related costs of the acquirer generally be expensed as incurred. Reversal of valuation allowances related to acquired deferred tax assets and changes to liabilities for unrecognized tax benefits related to tax positions assumed in business combinations that settled prior to the adoption of the new requirements within ASC 805 affected goodwill. If such valuation allowances reverse or liabilities change subsequent to the adoption of the new requirements within ASC 805, such changes will affect the income tax provision in the period of reversal or change.

The new requirements within ASC 805 apply prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted the new requirements within ASC 805 on January 1, 2009. The adoption of the new requirements within ASC 805 impacted the Company’s consolidated financial statements for the year ended December 31, 2009 as the Company completed its acquisition of BGI during 2009 and certain acquisition related costs in connection with the BGI Transaction have been expensed as incurred. See Note 3, Mergers and Acquisitions, for further discussion.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Accounting Policies Adopted in the Year Ended December 31, 2009 (continued)

Useful Life of Intangible Assets

In April 2008, the FASB issued additional guidance within ASC 350-30, General Intangibles Other than Goodwill (“ASC 350-30”). The required provisions within ASC 350-30 amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under the prior guidance within ASC 350 Intangibles – Goodwill and Other. ASC 350-30 requires that an entity shall consider its own experience in renewing similar arrangements. ASC 350-30 is intended to improve the consistency between the useful life of an intangible asset determined under prior requirements within ASC 350 and the period of expected cash flows used to measure the fair value of the asset under ASC 805 and other GAAP. The new requirements of ASC 350-30 are effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption on January 1, 2009 of the new requirements within ASC 350-30 did not materially impact the Company’s consolidated financial statements.

Disclosures about Derivative Instruments

In March 2008, the FASB issued new guidance within ASC 815-10. ASC 815-10 expands the disclosure requirements for derivative instruments and hedging activities. ASC 815-10 specifically requires enhanced disclosures addressing: (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for under ASC 815 and its related interpretations and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. ASC 815-10 is effective for fiscal years and interim periods beginning after November 15, 2008. The adoption on January 1, 2009 of the additional disclosure requirements of ASC 815-10 did not materially impact the Company’s consolidated financial statements.

Meaning of Indexed to a Company’s Own Stock

In June 2008, the FASB issued new guidance within ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity (“ASC 815-40”). The new requirements of ASC 815-40 provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. To meet the definition of “indexed to its own stock,” an instrument’s contingent exercise provisions must not be based on an observable market other than the market for the issuer’s stock, and its settlement amount must be based only on those variables that are inputs to the fair value of a “fixed-for-fixed” forward or option on an entity’s equity shares. The adoption on January 1, 2009 of the required provisions of ASC 815-40 did not change the classification or measurement of the Company’s financial instruments.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Accounting Policies Adopted in the Year Ended December 31, 2009 (continued)

Subsequent Events

In May 2009, the FASB issued ASC 855-10, Subsequent Events (“ASC 855-10”), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855-10 is effective for interim or fiscal periods ending after June 15, 2009. The Company adopted ASC 855-10 on June 30, 2009. The adoption of ASC 855-10 did not materially impact the Company’s consolidated financial statements.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (“ASU 2010-09”), effective immediately, which amends ASC 855-10 to clarify that an SEC filer is not required to disclose the date through which subsequent events have been evaluated in the financial statements. The adoption of ASU 2010-09 did not materially impact the Company’s consolidated financial statements. See Note 25, Subsequent Events, for further discussion.

The FASB Accounting Standards Codification

In June 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-1, Amendments Based on SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162 (“ASU 2009-1”). ASU 2009-1 established the FASB ASC as the single source of authoritative GAAP to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature not included in the ASC will become nonauthoritative. ASU 2009-1 is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. The Company adopted ASU 2009-1 on September 30, 2009. As ASU 2009-1 does not change GAAP, its adoption did not impact amounts recorded or disclosures required as part of the Company’s consolidated financial statements.

Measuring Fair Value of Certain Alternative Investments

In September 2009, the FASB issued ASU 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (“ASU 2009-12”). ASU 2009-12 amends ASC 820-10 to provide guidance on measuring the fair value of certain alternative investments. The amendments in this ASU permit, as a practical expedient, a reporting entity to use the investment’s net asset value per share (“NAV”) to measure the fair value of the investment provided that the NAV is calculated as of the reporting entity’s measurement date. ASU 2009-12 also requires enhanced disclosures by major investment category about the attributes of the investments within the scope, such as the nature of the restrictions, the amount of the unfunded commitments and the description of the investment strategies of the investees. ASU 2009-12 is effective for the interim and annual reporting periods ending after December 15, 2009. In the period of adoption, an entity must disclose any change in valuation technique and related inputs and quantify the total effect, if practicable. The adoption of the additional disclosure requirements of ASU 2009-12, on December 31, 2009, did not materially impact the Company’s consolidated financial statements. See Note 7, Fair Value Disclosures for more information.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Recent Accounting Developments

New Consolidation Guidance for Variable Interest Entities

In June 2009, the FASB issued new requirements within ASC 810-10, which amend the consolidation guidance for variable interest entities under FIN 46(R). The amendments include: (1) the elimination of the exemption from consolidation for qualifying special purpose entities, (2) a new approach for determining the primary beneficiary of a VIE, which requires that the primary beneficiary have both (i) the power to control the most significant activities of the VIE and (ii) either the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE, and (3) the requirement to continually reassess the primary beneficiary of a VIE.

In February 2010 the FASB issued ASU 2010-10, Amendments to Statement 167 for Certain Investment Funds (“ASU 2010-10”). The ASU will indefinitely defer the application of SFAS No. 167, Amendments to FASB Interpretation No. 46(R) for a reporting enterprise’s interest in an entity if all of the following conditions are met:

(1) the entity either has all of the attributes of an investment company, as specified in ASC 946-10, Financial Services-Investment Companies (“ASC 946-10”); (2) it is industry practice to apply measurement principles for financial reporting that are consistent with those in ASC 946-10; (3) the entity is not a securitization entity, an asset-backed financing entity, or an entity formerly considered a qualifying special-purpose entity, and (4) the reporting enterprise does not have an obligation to fund losses significant to the entity.

In addition, the deferral applies to a reporting entity’s interest in an entity that is required to comply or operate in accordance with the requirement of Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds.

The amendments in this ASU clarify that for entities that do not qualify for the proposed deferral, related parties should be considered when evaluating each of the criteria for determining whether a decision maker or service provider fee represents a variable interest.

An entity that qualifies for the deferral will continue to be assessed for consolidation under the overall guidance on variable interest entities in ASC 810-10 (before its amendment by SFAS No. 167) or other applicable consolidation guidance, including guidance for the consolidation of partnerships in ASC 810-20. The amendment does not defer the disclosure requirements in SFAS No. 167.

The new provisions of ASC 810-10 and ASU 2010-10 are both effective for the beginning of an entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.

The Company does not expect the adoption of new provisions of ASC 810-10 and ASU 2009-17 to impact net income attributable to BlackRock, Inc. or its stockholders’ equity, however, it is currently evaluating the impact to its first quarter 2010 consolidated financial statements as a result of consolidating the assets and liabilities and net income (loss) of certain VIEs, in addition to a corresponding non-controlling interest liability or asset and allocation of net income (loss) to non-controlling interests primarily related to collateralized debt obligations that it manages, which do not qualify for the deferral.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

2. Significant Accounting Policies (continued)

Recent Accounting Developments

Improving Disclosures about Fair Value Measurements

In January 2009, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (“ASU 2010-06”). ASU 2010-06 amends ASC 820-10 to require new disclosures with regards to transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and other settlements within the Level 3 fair value rollforward. ASU 2010-06 also clarifies existing fair value disclosures about the appropriate level of disaggregation and about inputs and valuation techniques for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales and settlements in the rollforward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of the additional disclosure requirements of ASU 2010-06 are not expected to materially impact BlackRock’s consolidated financial statements.

3. Mergers and Acquisitions

Barclays Global Investors

On December 1, 2009, BlackRock acquired from Barclays all of the outstanding equity interests of subsidiaries of Barclays conducting the investment management business of BGI in exchange for an aggregate of 37,566,771 shares of BlackRock common stock and participating preferred stock, subject to certain adjustments, and $6.65 billion in cash, subject to certain adjustments. The fair value of the 37,566,771 shares at closing, on December 1, 2009, was $8.53 billion, at a price of $227.08 per share, the closing price of BlackRock’s common stock on November 30, 2009.

The acquisition of BGI brings together market leaders in active and index strategies to create the preeminent asset management firm which manages investments on behalf of institutional and retail investors worldwide. The combined firm’s products include passively and actively managed equities and fixed income, cash management, and alternatives and will offer clients diversified access to global markets through separate accounts, common trust funds, mutual funds, exchange-traded funds, hedge funds, and closed-end funds.

The shares of capital stock issued to Barclays pursuant to the BGI Transaction represented approximately 4.8% of the outstanding shares of common stock and approximately an aggregate 19.8% economic interest in BlackRock immediately following the closing of the transaction. Barclays generally is restricted from purchasing additional shares of BlackRock common or preferred stock if it would result in Barclays holding more than 4.9% of the total voting power of BlackRock or more than 19.9% of the total capital stock of BlackRock on a fully diluted basis. In addition, Barclays is restricted from transferring 100% of its BlackRock capital stock for one year after closing and 50% of its BlackRock capital stock for the second year, without the prior written consent of BlackRock.

The cash portion of the purchase price was funded through a combination of existing cash, issuance of short-term debt backed by a short-term credit facility which was arranged by Barclays, a related party, and subsequently terminated upon the issuance of long-term notes in December 2009, and proceeds from the private issuance of 19,914,652 capital shares, at a price of $140.60, to a group of institutional investors, including PNC.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

3. Mergers and Acquisitions (continued)

Barclays Global Investors (continued)

The BGI Transaction was accounted for under the acquisition method of accounting in accordance with ASC 805. Accordingly, the purchase price was allocated to the assets acquired and liabilities and non-controlling interests assumed based upon their estimated fair values at the date of the transaction. Substantially all of the excess of the final purchase price over the fair value of assets acquired and liabilities and non-controlling interests assumed was recorded as non-deductible goodwill.

A summary of the recorded fair values of the assets acquired and liabilities and non-controlling interests assumed on December 1, 2009 in this acquisition is as follows:

(Dollar amounts in millions)	Estimate of Fair Value
Accounts receivable	$593
Investments	125
Separate account assets	116,301
Collateral held under securities lending agreements	23,498
Property and equipment	205
Finite-lived intangible management contracts (intangible assets)	163
Indefinite-lived intangible management contracts (intangible assets)	9,785
Trade names / trademarks (indefinite-lived intangible assets)	1,403
Goodwill	6,842
Other assets	366
Separate account liabilities	(116,301)
Collateral liability under securities lending agreements	(23,498)
Deferred tax liabilities	(3,799)
Accrued compensation and benefits	(885)
Other liabilities assumed	(660)
Non-controlling interests assumed	(12)

Total consideration, net of cash acquired	$14,126

Summary of consideration, net of cash acquired:
Cash paid	$6,650
Cash acquired	(1,055)
Capital stock at fair value	8,531

Total cash and stock consideration	$14,126

Finite-life management contracts have a weighted-average estimated useful life of approximately 10 years and are amortized on the straight-line method.

The fair value of BGI finite-lived management contracts consists primarily of separate accounts and custom segregated funds and the fair value of BGI indefinite-lived management contracts consists primarily of exchange traded funds, common and collective trusts and open-end funds.

The fair value of acquired trade names/trademarks was determined using a royalty rate based primarily on normalized marketing and promotion expenditures to develop and support the brands globally.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

3. Mergers and Acquisitions (continued)

Barclays Global Investors (continued)

The purchase accounting adjustments are preliminary and subject to revision. At this time, except for the items noted below, the Company does not expect material changes to the value of the assets acquired or liabilities assumed in conjunction with the transaction. Specifically, the following assets and liabilities are subject to change:

•

Intangible management contracts were valued using preliminary December 1, 2009 AUM and assumptions. The value of such contracts may change, primarily as the result of updates to AUM and those assumptions;

•

As management receives additional information, deferred income tax assets and liabilities and other assets, due from and to related parties, and other liabilities may be adjusted as the result of changes in purchase accounting and applicable tax rates.

The following unaudited pro forma combined financial information does not purport to be indicative of actual results of BlackRock’s operations had the BGI Transaction actually been consummated at the beginning of each period presented. Certain one-time charges that are directly attributable to the BGI Transaction have been eliminated. The pro forma combined provision for income taxes may not represent the amount that would have resulted had BlackRock and BGI filed consolidated income tax returns during the years presented.

(Unaudited)	For the Year Ended December 31,
(Dollar amounts in millions, except per share data)	2009(1),(2)	2008
Total revenue	$7,676	$8,805
Operating income	$3,712	$1,126
Net income attributable to BlackRock, Inc.	$2,382	$157

Earnings per share attributable to BlackRock, Inc. common stockholders
Basic	$12.41	$0.83
Diluted	$12.23	$0.82

(1)

Subsequent to the closing of the BGI Transaction on December 1, 2009, BGI contributed $312 million of revenue, $141 million of operating income and $94 million of net income attributable to BlackRock, Inc.

(2)	Includes the full year impact of the long-term notes issued in December 2009.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

3. Mergers and Acquisitions (continued)

Barclays Global Investors (continued)

BlackRock and BGI costs included as pro forma adjustments (unaudited)

For purposes of the pro forma financial information above, the following costs have been removed as they are deemed to be one-time costs directly attributable to the BGI Transaction.

•

BlackRock results included $183 million of BlackRock pre-merger transaction and integration costs in conjunction with the BGI Transaction such as advisory fees, legal fees, consulting expenses recorded within general and administration expenses and compensation expense which have been expensed as incurred by BlackRock during the year ended December 31, 2009.

•	BGI results for the eleven months ended November 30, 2009 included $299 million of costs related to acceleration of certain compensation costs that were triggered due to the transaction.

BGI costs and benefits not included as pro forma adjustments (unaudited)

For purposes of the pro forma financial information above, the following items which are in BGI’s results and included in the pro forma results have not been removed as they are not directly attributable to the BGI Transaction:

•

A pre-tax expense of $2.285 billion for the year ended December 31, 2008 and a pre-tax benefit of $1.249 billion, for the eleven-month period ended November 30, 2009 related to capital support of certain BGI cash management products. The liability related to such capital support has not been assumed in the transaction as it will remain with Barclays.

•

BGI’s tax expense for the year ended December 31, 2008 and the eleven-month period ended November 30, 2009 included a non-recurring tax benefit of approximately $695 million and a tax expense of $381 million, respectively, related to the capital support.

•	A pre-tax expense of $29 million for the eleven-month period ended November 30, 2009 related to a BGI restructuring independent from the sale to BlackRock.

•

A pre-tax non-operating gain/(loss) of ($33) million and $1 million for the year ended December 31, 2008 and the eleven-month period ended November 30, 2009, respectively, related to valuation changes for certain investments that were not acquired by BlackRock.

If such costs and benefits were excluded the pro forma diluted EPS for 2009 would have decreased by $4.37 and for 2008 would have increased by $8.33.

Impact Investing

In August 2008, the Company acquired Impact Investing, an Australia based software development company specializing in equity portfolio management and analytical software tools. The maximum remaining and total consideration to be paid is not expected to be material to the Company’s consolidated financial statements.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

3. Mergers and Acquisitions (continued)

Quellos Group

On October 1, 2007, the Company closed the Quellos Transaction and paid Quellos $562.5 million in cash and issued 1,191,785 shares of BlackRock common stock, valued at $188 million. The common stock was placed in escrow for up to three years and is available to satisfy certain indemnification obligations of Quellos under the asset purchase agreement. The value of the common stock consideration was determined using the average closing price of BlackRock’s common stock ten days before the Quellos Transaction announcement date.

In addition, Quellos may receive two contingent payments, upon achieving certain investment advisory base and performance fee measures through December 31, 2010, totaling up to $969 million in a combination of cash and stock. During 2009, the Company determined the first contingent payment to be $219 million, of which $11 million was previously paid in cash during 2008. Of the remaining $208 million, $156 million was paid in cash and $52 million was paid in common stock, or approximately 330,000 shares based on a price of $157.33 per share. The second contingent payment, of up to $595 million, is based on investment advisory fees through 2010 and is payable in cash in 2011. Quellos may also be entitled to a “catch-up” payment in 2011 if certain investment advisory base fee measures are met though 2010 to the extent that the value of the first contingent payment is less than $374 million.

The Quellos Transaction was accounted for under the purchase method of accounting in accordance with ASC 805 prior to the changes within ASC 805 which were adopted on January 1, 2009. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of the transaction. The excess, if any, of the final purchase price, which may include contingent consideration payments, over the fair value of assets acquired and liabilities assumed will be recorded as goodwill.

Finite-life intangible management contracts have a weighted average estimated useful life of approximately 7.4 years and are amortized on the straight-line method.

As contingencies are resolved, BlackRock common shares held in escrow may be released from escrow. In April 2008 and November 2009, 280,519 and 42,326 common shares, respectively, were released from escrow to Quellos in accordance with the Quellos asset purchase agreement, which resulted in an adjustment to the recognized purchase price. As additional shares held in escrow are released, and if contingent consideration payments are made to Quellos, additional purchase price consideration or employee compensation will be recorded.

Adjustments to goodwill related to tax benefits realized from tax-deductible goodwill in excess of the initial book goodwill established are discussed in Note 11, Goodwill.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

3. Mergers and Acquisitions (continued)

Fund of Hedge Funds

On April 30, 2003, the Company purchased an 80% interest in an investment manager of a hedge fund of funds for approximately $4 million in cash. On October 1, 2007, the Company paid $27 million in cash to purchase the remaining 20% of the investment manager. The purchase price of the remaining interest was performance-based and was not subject to a maximum, minimum or the continued employment of former employees of the investment manager with the Company. As a result of the transaction in October 2007, $21 million and $8 million of additional goodwill and indefinite-life intangible assets, respectively, was recorded.

4. Investments

A summary of the carrying value of total investments is as follows:

	Carrying Value
(Dollar amounts in millions)	December 31, 2009	December 31, 2008
Available-for-sale investments	$73	$101
Held-to-maturity	29	—
Trading investments	167	122
Other investments:
Consolidated sponsored investment funds (non cash management funds)	360	349
Consolidated sponsored cash management funds	—	326
Equity method investments	376	501
Deferred compensation plan hedge fund equity method investments	29	30
Cost method investments	15	—

Total other investments	780	1,206

Total investments	$1,049	$1,429

At December 31, 2009, the Company had $463 million of total investments held by consolidated sponsored investment funds of which $103 million and $360 million were classified as trading investments and other investments, respectively.

At December 31, 2008, the Company had $728 million of total investments held by consolidated sponsored investment funds of which $53 million and $675 million were classified as trading investments and other investments, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

4. Investments (continued)

Available-for-sale Investments

A summary of the cost and carrying value of investments classified as available-for-sale, is as follows:

(Dollar amounts in millions)
December 31, 2009	Cost	Gross Unrealized		Carrying Value
		Gains	Losses

Available-for-sale investments:
Equity securities:
Sponsored investment funds	$53	$2	$(1)	$54
Collateralized debt obligations (“CDOs”)	2	—	—	2
Debt securities:
Mortgage debt	6	1	—	7
Asset-backed debt	10	—	—	10

Total available-for-sale investments	$71	$3	$(1)	$73

December 31, 2008	Cost	Gross Unrealized		Carrying Value
		Gains	Losses

Available-for-sale investments:
Sponsored investment funds	$109	$—	$(16)	$93
Collateralized debt obligations	6	—	(2)	4
Other debt securities	4	—	—	4

Total available-for-sale investments	$119	$—	$(18)	$101

Available-for-sale investments includes seed investments in BlackRock sponsored investment funds and debt securities received upon closure of an enhanced cash fund, in lieu of the Company’s remaining investment in the fund and securities purchased from another enhanced cash fund.

During the years ended December 31, 2009, 2008 and 2007, the Company recorded other-than-temporary impairments of $5 million, including $2 million related to credit loss impairments on debt securities, $8 million and $16 million, respectively, which were recorded in non-operating income (expense) on the consolidated statements of income. The $2 million credit loss impairment in 2009 was determined by comparing the estimated discounted cash flows versus the amortized cost for each individual security.

The Company has reviewed the gross unrealized losses of $1 million as of December 31, 2009 related to available-for-sale equity securities, of which less than $1 million had been in a loss position for greater than twelve months, and determined that these unrealized losses were not other-than-temporary primarily because the Company has the ability and intent to hold the securities for a period of time sufficient to allow for recovery of such unrealized losses. As a result, the Company did not record additional impairments on such equity securities.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

4. Investments (continued)

Available-for-sale Investments (continued)

A summary of sale activity in the Company’s available-for-sale securities during the years ended December 31, 2009, 2008 and 2007 is shown below.

	Year ended December 31,
(Dollar amounts in millions)	2009	2008	2007

Sales proceeds (including unsettled transactions)	$100	$57	$112

Net realized gain (loss):
Gross realized gains	$3	$2	$8
Gross realized losses	(8)	(7)	—

Net realized gain (loss)	$(5)	$(5)	$8

Held-to-Maturity Investments

A summary of the carrying value of held-to-maturity investments is as follows:

	Carrying Value
(Dollar amounts in millions)	December 31, 2009	December 31, 2008

Held-to-maturity investments:
Foreign government debt	$28	$—
US government debt	1	—

Total held-to-maturity investments:	$29	$—

Held-to-maturity investments include debt instruments held for regulatory purposes and the carrying value of these investments approximates fair value.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

4. Investments (continued)

Trading and Other Investments

A summary of the cost and carrying value of trading and other investments is as follows:

	December 31, 2009		December 31, 2008
(Dollar amounts in millions)	Cost	Carrying Value	Cost	Carrying Value
Trading investments:
Deferred compensation plan fund investments	$49	$42	$32	$29
Equity securities	112	97	109	75
Debt securities:
Municipal debt	10	11	9	7
Foreign government debt	15	15	8	7
Corporate debt	1	1	1	1
U.S. government debt	1	1	3	3

Total trading investments	$188	$167	$162	$122

Other investments:
Consolidated sponsored investment funds (non cash management funds)	$380	$360	$376	$349
Consolidated sponsored cash management funds	—	—	333	326
Equity method	499	376	752	501
Deferred compensation plan hedge fund equity method investments	28	29	39	30
Cost method investments	15	15	—	—

Total other investments	$922	$780	$1,500	$1,206

Trading investments include certain deferred compensation plan fund investments, equity and debt securities within certain consolidated sponsored investment funds and equity and debt securities held in separate accounts for the purpose of establishing an investment history in various investment strategies before being marketed to investors.

Cost Method Investments

Cost method investments include non-marketable securities, including Federal Reserve Bank Stock, that are primarily held for regulatory purposes.

As of December 31, 2009, there were no indicators of impairments on these investments.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

4. Investments (continued)

Maturity dates

The carrying value of debt securities, classified as available-for-sale, held-to-maturity, trading and other investments, by maturity at December 31, 2009 and 2008 is as follows:

(Dollar amounts in millions) Maturity date	December 31, 2009	December 31, 2008
<1 year	$28	$329
>1-5 years	5	2
>5-10 years	9	3
> 10 years	32	14

Total	$74	$348

At December 31, 2009, the debt securities in the table above primarily consisted of mortgage, asset-backed, municipal, corporate, U.S. and foreign government debt securities a portion of which are held by consolidated sponsored investment funds which are consolidated in the Company’s consolidated statements of financial condition. In addition, at December 31, 2008, the debt securities in the table above included floating rate notes and asset backed securities held by consolidated sponsored cash management funds.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

5. Equity Method Investments

BlackRock invests in hedge funds, funds of hedge funds, real estate funds and private equity funds to establish a performance track record or for co-investment purposes. BlackRock accounts for certain of these investments under the equity method of accounting in addition to other accounting methods. At December 31, 2009 and 2008, the Company held the following equity method investments in its sponsored investment products:

	December 31, 2009			Year Ended December 31, 2009
(Dollar amounts in millions)	Net Assets [1]	BlackRock’s Investments	Ownership %	Net Income (Loss)	BlackRock’s Portion
Investments:
Private equity	$574	$42	7%	$23	$2
Real estate	1,365	43	3%	(1,588)	(108)
Hedge funds/funds of hedge funds	11,450	319	3%	2,984	120
Other investments	434	1	<1%	—	—

	$13,823	$405		$1,419	$14

	December 31, 2008			Year Ended December 31, 2008
(Dollar amounts in millions)	Net Assets [1]	BlackRock’s Investments	Ownership %	Net Income (Loss)	BlackRock’s Portion
Investments:
Private equity	$482	$63	13%	$10	$14
Real estate	3,857	150	4%	(1,176)	(106)
Hedge funds/funds of hedge funds	7,743	299	4%	(5,645)	(200)
Other investments	134	19	14%	(25)	(6)

	$12,216	$531		$(6,836)	$(298)

[1]	The majority of the net assets of the equity method investees are comprised of investments held for capital appreciation offset by liabilities, which may including borrowings.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

5. Equity Method Investments (continued)

In addition, due to BlackRock’s ownership levels BlackRock has equity method investments in various operating and advisory entities held for strategic purposes related to BlackRock’s core business, which are recorded in other assets. The table below includes BlackRock’s approximate 40% investment in DSP BlackRock Investment Managers Pvt. Ltd and its 42% investment in Private National Mortgage Acceptance Company, LLC.

(Dollar amounts in millions)
Equity Method Investees	December 31, 2009	December 31, 2008
Assets	$99	$43
Liabilities	18	13

Equity	$81	$30

BlackRock’s investments (1)	$34	$12

	Year ended December 31, 2009	Year ended December 31, 2008
Net income (loss) of equity method investees	$31	$(3)
BlackRock’s portion	$14	$(2)

(1)	In addition, at December 31, 2009 and 2008, BlackRock had approximately $2 million and $2 million, respectively, of other strategic equity method investments recorded within other assets.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

6. Consolidated Sponsored Investment Funds

The Company consolidates certain sponsored investment funds primarily because it is deemed to control such investments in accordance with GAAP. The investments that are owned by these consolidated sponsored investment funds are classified as other or trading investments. At December 31, 2009 and 2008, the following balances related to these funds were consolidated in the consolidated statements of financial condition:

(Dollar amounts in millions)	December 31, 2009	December 31, 2008
Cash and cash equivalents	$75	$61
Investments	463	728
Other net assets (liabilities)	(7)	12
Non-controlling interests	(273)	(491)

Total net interests in consolidated investment funds	$258	$310

During 2009, BlackRock took necessary steps to grant additional rights to the unaffiliated investors in one consolidated sponsored investment fund, which also commenced in 2009. The granting of the additional substantive rights resulted in deconsolidation of this fund and the elimination of $85 million, $76 million, and $9 million of investments, borrowings, and nonredeemable non-controlling interests, respectively. In December 2008, BlackRock took necessary steps to grant additional rights to the unaffiliated investors in three funds with net assets at December 31, 2008 of approximately $210 million. BlackRock deconsolidated these sponsored investment funds upon the grant of these additional rights.

BlackRock’s total exposure to consolidated sponsored investment funds of $258 million and $310 million at December 31, 2009 and 2008, respectively, represents the value of the Company’s economic ownership interest in these sponsored investment funds. Valuation changes associated with these consolidated investment funds are reflected in non-operating income (expense) and net income (loss) attributable to non-controlling interests. Less than $1 million and $6 million of borrowings by consolidated sponsored investment funds at December 31, 2009 and 2008, respectively, were included in other liabilities on the consolidated statements of financial condition.

The Company may not be readily able to access cash and cash equivalents held by consolidated sponsored investment funds to use in its operating activities. In addition, the Company may not be readily able to sell investments held by consolidated sponsored investment funds in order to obtain cash for use in its operations.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

7. Fair Value Disclosures

Fair Value Hierarchy

Assets and liabilities measured at fair value on a recurring basis at December 31, 2009 were as follows:

(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Other Assets Not Held at Fair Value (1)	December 31, 2009
Assets:

Investments:

Available-for-sale	$53	$20	$—	$—	$73

Trading	118	49	—	—	167

Held-to-maturity	—	—	—	29	29

Other investments:

Consolidated sponsored investment funds	22	—	338	—	360
Equity method	—	1	334	41	376
Deferred compensation plan hedge fund equity method investments	—	14	15	—	29
Cost method investments	—	—	—	15	15

Total investments	193	84	687	85	1,049

Separate account assets	99,983	17,599	1,292	755	119,629
Collateral held under securities lending agreements	11,580	7,755	—	—	19,335
Other assets(2)	—	11	46	—	57

Total assets measured at fair value	$111,756	$25,449	$2,025	$840	$140,070

Liabilities:
Collateral liability under securities lending agreements	$11,580	$7,755	$—	$—	$19,335

(1)

Comprised of equity method investments, which include investment companies, and other assets which in accordance with GAAP are not accounted for under a fair value measure. In accordance with GAAP, certain equity method investees do not account for both their financial assets and financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees may not represent fair value.

(2)	Includes disposal group assets and company-owned and split-dollar life insurance policies.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

7. Fair Value Disclosures (continued)

Fair Value Hierarchy (continued)

Assets measured at fair value on a recurring basis at December 31, 2008 were as follows:

(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Other Assets Not Held at Fair Value (1)	December 31, 2008

Assets:

Investments:

Available-for-sale	$63	$34	$4	$—	$101

Trading	113	9	—	—	122

Other investments:

Consolidated sponsored investment funds (non cash management funds)	—	21	328	—	349

Consolidated sponsored cash management funds	—	326	—	—	326

Equity method	—	—	461	40	501

Deferred compensation plan hedge fund equity method investments	—	10	20	—	30

Total investments	176	400	813	40	1,429

Separate account assets	2,461	85	4	73	2,623

Other assets(2)	—	9	64	—	73

Total assets measured at fair value	$2,637	$494	$881	$113	$4,125

(1)

Comprised of equity method investments, which include investment companies, and other assets which in accordance with GAAP are not accounted for under a fair value measure. In accordance with GAAP, certain equity method investees do not account for both their financial assets and financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees may not represent fair value.

(2)	Includes disposal group assets and company-owned and split-dollar life insurance policies.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

7. Fair Value Disclosures (continued)

Separate Account Assets

BlackRock Pensions Limited and BlackRock Asset Management Pensions Limited, both wholly-owned subsidiaries of the Company, are registered life insurance companies that maintain separate account assets, representing segregated funds held for purposes of funding individual and group pension contracts, and equal and offsetting separate account non-financial liabilities.

Money Market Funds within Cash and Cash Equivalents

At December 31, 2009 and 2008, approximately $1.4 billion and $0.1 billion, respectively, of money market funds were recorded within cash and cash equivalents on the consolidated statements of financial condition. Money market funds are valued through the use of quoted market prices (a Level 1 input), or $1, which is generally the net asset value of the fund.

Level 3 Assets

Level 3 assets recorded within investments, which include equity method investments and consolidated investments of real estate funds, private equity funds and funds of private equity funds, are valued based upon valuations received from internal as well as third party fund managers. Fair valuations at the underlying funds are based on a combination of methods, which may include third-party independent appraisals and discounted cash flow techniques. Direct investments in private equity companies held by funds of private equity funds are valued based on an assessment of each underlying investment, incorporating evaluation of additional significant third party financing, changes in valuations of comparable peer companies, the business environment of the companies and market indices, among other factors. Level 3 assets recorded within separate account assets may include single broker non-binding quotes for fixed income securities.

Changes in Level 3 Investments, Other Assets and Separate Account Assets Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2009

(Dollar amounts in millions)	Investments	Other Assets	Separate Account Assets
December 31, 2008	$813	$64	$4
Realized and unrealized gains / (losses), net	45	(20)	8
Purchases, sales, other settlements and issuances, net (1)	(149)	2	1,276
Net transfers in and/or out of Level 3	(22)	—	4

December 31, 2009	$687	$46	$1,292

Total net gains (losses) for the period included in earnings attributable to the change in unrealized gains or (losses) relating to assets still held at the reporting date	$92	$(20)	N/A	(2)

N/A – Not applicable

(1)	Purchases, sales, other settlements and issuances, net, include $1,675 million related to Level 3 separate account assets acquired in the BGI Transaction in December 2009.
(2)

The net investment income and net gains and losses attributable to separate account assets accrue directly to the contract owner and are not reported as non-operating income (expense) on the consolidated statements of income.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

7. Fair Value Disclosures (continued)

Changes in Level 3 Investments and Other Assets Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2008

(Dollar amounts in millions)	Investments	Other Assets
December 31, 2007	$1,240	$—
Realized and unrealized gains / (losses), net	(409)	(16)
Purchases, sales, other settlements and issuances, net	11	2
Net transfers in and/or out of Level 3	(29)	78

December 31, 2008	$813	$64

Total net gains (losses) for the period included in earnings attributable to the change in unrealized gains or (losses) relating to assets still held at the reporting date	$(366)	$(17)

Realized and unrealized gains and losses recorded for Level 3 investments are reported in non-operating income (expense) on the consolidated statements of income. A portion of net income (loss) for consolidated investments is allocated to non-controlling interests to reflect net income (loss) not attributable to the Company.

Transfers in and/or out of Level 3 are reflected as of the beginning of the period when significant inputs, including market inputs or performance attributes, used for the fair value measurement become observable or when the book value of certain equity method investments no longer represents fair value as determined under fair value methodologies.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

7. Fair Value Disclosures (continued)

Investments in Certain Entities that Calculate Net Asset Value Per Share

As a practical expedient BlackRock relies on net asset values as the fair value for certain investments. The following table lists information regarding all investments that use a fair value measurement to account for both their financial assets and financial liabilities in their calculation of a net asset value per share (or its equivalent):

(Dollars amounts in millions)	Fair Value	Total Unfunded Commitment	Redemption Frequency	Redemption Notice Period
Consolidated sponsored investment funds;
Private equity fund of funds (a)	$312	$85	n/a	n/a
Other fund of funds (b)	7	—	Monthly (39%), Quarterly (51%) Semi-annually and Annually (10%)	30 – 120 days

Equity method (1):
Private equity (c)	51	72	n/a	n/a
Real estate (d)	36	65	n/a	n/a
Hedge funds/funds of hedge funds (e)	248	93	Monthly (7%), Quarterly (19%), n/a (74%)	15 – 90 days

Deferred compensation plan hedge fund investments (f)	29	—	Monthly (3%), Quarterly (97%)	30 – 60 days

Total	$683	$315

n/a – not applicable

(1)	Comprised of equity method investments, which include investment companies which in accordance with GAAP account for both their financial assets and financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees approximates fair value.
(a)	This category includes the underlying third party private equity funds within consolidated BlackRock sponsored private equity funds of funds. The fair values of the investments in the third party funds have been estimated using the net asset value of the Company’s ownership interest in partners’ capital in each fund in the portfolio as well as other performance inputs. These investments are not subject to redemption, however for certain funds the Company may sell or transfer its interest, which may need approval by the general partner of the underlying funds. Due to the nature of the investments in this category the Company reduces its investment via distributions that are received through the realization of the underlying assets of the funds. It is estimated that the underlying assets of these funds would be liquidated over a weighted average period of approximately 9 years.

Total remaining unfunded commitments to other third party funds is $85 million. BlackRock is contractually obligated to fund only $54 million, its remaining unfunded commitment balance included in the above table to the consolidated fund while the remaining balance would be funded by capital contributions from non-controlling interest holders.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

7. Fair Value Disclosures (continued)

Investments in Certain Entities that Calculate Net Asset Value Per Share (continued)

(b)	This category includes several consolidated funds of funds that invest in multiple strategies to diversify risks. The fair values of the investments in this category have been estimated using the net asset value of the fund’s ownership interest in partners’ capital of each fund in the portfolio. Investments in this category can generally be redeemed, as long as there are no restrictions in place by the underlying funds.
(c)	This category includes several private equity funds that initially invest in non-marketable securities of private companies which ultimately may become public in the future. The fair values of these investments have been estimated using the net asset value of the Company’s ownership interest in partners’ capital as well as other performance inputs. The Company’s investment in each fund is not subject to redemption and is normally returned through distributions as a result of the liquidation of the underlying assets of the private equity funds. It is estimated that the investment in these funds would be liquidated over a weighted average period of approximately 8 years.
(d)	This category includes several real estate funds that invest primarily to acquire, expand, renovate, finance, hold for investment, and ultimately sell income-producing apartment properties or to capitalize on the distress in the residential real estate market. The fair values of the investments in this category have been estimated using the net asset value of the Company’s ownership interest in partners’ capital. The Company’s investment in each fund is not subject to redemption and is normally returned through distributions as a result of the liquidation of the underlying assets of the real estate funds. It is estimated that the investments in these funds would be liquidated over a weighted average period of approximately 14 years.
(e)	This category includes hedge funds and funds of hedge funds that invest primarily in equities, fixed income securities, distressed credit and mortgage instruments and other third party hedge funds. The fair values of the investments in this category have been estimated using the net asset value of the Company’s ownership interest in partners’ capital. It is estimated that the investments in the funds that are not subject to redemptions would be liquidated over a weighted average period of less than 8 years.
(f)	This category includes investments in certain hedge funds that invest in energy and health science related equity securities. The fair values of the investments in this category have been estimated using the net asset value of the Company’s ownership interest in partners’ capital as well as performance inputs.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

8. Variable Interest Entities

In the normal course of business, the Company is the manager of various types of sponsored investment vehicles, including collateralized debt obligations and sponsored investment funds, which may be considered VIEs. The Company receives management fees or other incentive related fees for its services and may from time to time own equity or debt securities or enter into derivatives with the vehicles, each of which are considered variable interests. The Company enters into these variable interests principally to address client needs through the launch of such investment vehicles. The VIEs are primarily financed via capital contributed by equity and debt holders. The Company’s involvement in financing the operations of the VIEs is limited to its equity interests, unfunded capital commitments for certain sponsored investment funds and two capital support agreements for two enhanced cash funds at December 31, 2008 which were terminated in 2009, due to closure of the funds.

The primary beneficiary of a VIE is the enterprise that has a variable interest (or combination of variable interests, including those of related parties) that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns or both. In order to determine whether the Company is the primary beneficiary of a VIE, management must make significant estimates and assumptions of probable future cash flows and assign probabilities to different cash flow scenarios. Assumptions made in such analyses include, but are not limited to, market prices of securities, market interest rates, potential credit defaults on individual securities or default rates on a portfolio of securities, realization of gains, liquidity or marketability of certain securities, discount rates and the probability of certain other outcomes.

VIEs in which BlackRock is the Primary Beneficiary

As of December 31, 2009

At December 31, 2009, BlackRock was the primary beneficiary of one VIE, a private sponsored investment fund, in which it had a non-substantive investment, due to its de-facto third party relationships with other partners in the fund. Due to consolidation of this VIE, at December 31, 2009, the Company recorded $54 million of net assets, primarily investments and cash and cash equivalents. These net assets were offset on the Company’s consolidated statement of financial condition by $54 million of nonredeemable non-controlling interests which reflect the equity ownership of third parties, on the Company’s consolidated statements of financial condition. For the year ended December 31, 2009, the Company recorded a non-operating expense of $4 million offset by a $4 million net loss attributable to nonredeemable non-controlling interests on its consolidated statements of income. The Company has no risk of loss with its involvement with this VIE.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

8. Variable Interest Entities (continued)

As of December 31, 2008

VIEs in which BlackRock is the Primary Beneficiary (continued)

During 2008, the Company determined it became the primary beneficiary of two enhanced cash management funds as a result of concluding that under various cash flow scenarios it absorbed the majority of the variability to cover expected losses in the funds due to its equity ownership percentage of the funds along with its obligation under the Company’s capital support agreements with the funds which were established to cover potential realized losses within the funds. During 2008, the Company contributed $1 million to the cash management funds to cover realized losses. As of December 31, 2008, under the terms of the capital support agreements, BlackRock was obligated to cover realized losses of up to $45 million.

At December 31, 2008, the Company was the primary beneficiary of three VIEs, which resulted in consolidation of three sponsored investment funds (including two cash management funds and one private equity fund of funds). Creditors of the VIEs do not have recourse to the credit of the Company.

(Dollar amounts in millions)
	VIE Net Assets that the Company Consolidates	Maximum Risk of Loss
		Equity Interests	Capital Support Agreements	Total
Sponsored enhanced cash management funds	$328	$88	$45	$133
Other sponsored investment funds	55	—	—	—

Total	$383	$88	$45	$133

As a result of consolidating the three private investment funds, at December 31, 2008, the Company recorded $383 million of net assets, primarily investments and cash and cash equivalents which in consolidation is offset by $319 million of non-controlling interests which reflect the equity ownership of third parties, on its consolidated statements of financial condition. For the year ended December 31, 2008, the Company recorded a non-operating expense of $12 million offset by a $13 million gain in non-controlling interests on its consolidated statements of income.

The maximum risk of loss related to the capital support agreements in the table of above reflect the Company’s total obligation under the capital support agreements with the two enhanced cash funds. The fair value of the capital support agreements recorded at December 31, 2008 was $18 million.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

8. Variable Interest Entities (continued)

VIEs in which BlackRock holds significant variable interests or is the sponsor that holds a variable interest but is not the Primary Beneficiary of VIE

At December 31, 2009 and 2008, the Company’s carrying value of assets and liabilities and its maximum risk of loss related to VIEs in which it holds a significant variable interest or is the sponsor that holds a variable interest, but for which it was not the primary beneficiary, were as follows:

As of December 31, 2009

	(Dollar amounts in millions)
	Variable Interests on the Consolidated Statement of Financial Condition			Maximum Risk of Loss
	Investments	Receivables	Other Net Assets (Liabilities)
CDOs	$2	$2	$(2)	$21
Other sponsored investment funds (1)	14	254	(7)	268

Total	$16	$256	$(9)	$289

(1)	Includes common trusts.

The size of the net assets of the VIEs that the Company does not consolidate related to CDO’s, common trusts and other sponsored investment funds were as follows:

•	CDOs - approximately ($8) billion, comprised of approximately $10 billion of assets and $18 billion of liabilities, primarily comprised of debt obligations to CDO debt holders.

•	Other sponsored investments funds – approximately $1.5 trillion to $1.6 trillion

•	This amount includes approximately $1.1 trillion of common trusts. Each common trust has been aggregated separately and may include common trusts that invest in other common trusts.

•	The net assets of the VIEs are primarily comprised of cash and cash equivalents and investments offset by liabilities primarily comprised of various accruals for the sponsored investment vehicles.

At December 31, 2009, BlackRock’s maximum risk of loss associated with these VIEs primarily relates to: (i) BlackRock’s equity investments, (ii) management fee receivables and (iii) credit protection sold by BlackRock to a third party in a synthetic CDO transaction. See Note 9, Derivatives and Hedging, for further information.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

8. Variable Interest Entities (continued)

VIEs in which BlackRock holds significant variable interests or is the sponsor that holds a variable interest but is not the Primary Beneficiary of VIE (continued)

As of December 31, 2008

	(Dollar amounts in millions)
	Variable Interests on the Consolidated Statement of Financial Condition			Maximum Risk of Loss
	Investments	Receivables	Other Net Assets (Liabilities)
CDOs	$4	$5	$(1)	$25
Other sponsored investment funds	9	9	(6)	18

Total	$13	$14	$(7)	$43

The size of the net assets of the VIEs that the Company did not consolidate related to CDOs and other sponsored investments funds was approximately ($7.8) billion and $6.1 billion, respectively.

The net assets of the VIEs are primarily comprised of cash and cash equivalents and investments offset by liabilities primarily comprised of debt obligations (CDO debt holders) and various accruals for the sponsored investment vehicles.

At December 31, 2008, BlackRock’s maximum risk of loss associated with these VIEs primarily relates to: (i) BlackRock’s equity investments, (ii) management fee receivables and (iii) credit protection sold by BlackRock to a third party in a synthetic CDO transaction. See Note 9, Derivatives and Hedging, for further information.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

9. Derivatives and Hedging

For the years ended December 31, 2009 and 2008, the Company did not hold any derivatives designated in a formal hedge relationship under ASC 815-10.

By using derivative financial instruments, the Company exposes itself to market and counterparty risk. Market risk from forward foreign currency exchange contracts is the effect on the value of a financial instrument that results from a change in currency exchange rates. The Company manages exposure to market risk associated with foreign currency exchange contracts by establishing and monitoring parameters that limit the types and degrees of market risk that may be undertaken. At December 31, 2009, the Company had two outstanding forward foreign exchange contracts with two counterparties with an aggregate notional value of $100 million.

During 2007, the Company commenced a program to enter into a series of total return swaps to economically hedge against market price exposures with respect to certain seed investments in sponsored investment products. At December 31, 2009, the Company had seven outstanding total return swaps with two counterparties with an aggregate notional value of approximately $36 million.

In December 2007, BlackRock entered into capital support agreements, up to $100 million, with two enhanced cash funds. These capital support agreements were backed by letters of credit issued under BlackRock’s revolving credit facility. In December 2008, the capital support agreements were modified to be up to $45 million and were no longer backed by the letters of credit. In 2009, the capital support agreements were terminated, due to the closure of the related funds. See Note 13, Borrowings, for further discussion. During the six months ended June 30, 2009, the Company provided approximately $4 million of capital contributions to the funds under the capital support agreements. BlackRock determined that the capital support agreements qualified as derivatives under ASC 815-10. At December 31, 2008, the fair value of the derivative liabilities related to the capital support agreements for the two funds totaled approximately $18 million, respectively. The fair value of these liabilities increased or decreased as BlackRock’s obligations under the guarantee fluctuated based on the fair value of the derivative. Upon closure of the funds, the liability decreased $11 million and the change in the liability was included in general and administration expenses.

The Company acts as the portfolio manager in a series of credit default swap transactions, referred to collectively as the Pillars synthetic CDO transaction (“Pillars”). The Company has entered into a credit default swap with Citibank, N.A. (“Citibank”), providing Citibank credit protection of approximately $17 million, representing the Company’s maximum risk of loss with respect to the provision of credit protection. The Company’s management has performed an assessment of its variable interest in Pillars (a collateral management agreement and the credit default swap) under ASC 810-10 and has concluded the Company is not Pillars’ primary beneficiary. Pursuant to ASC 815-10, the Company carries the Pillars credit default swap at fair value based on the expected future cash flows under the arrangement.

On behalf of clients that maintain separate accounts representing segregated funds held for purpose of funding individual and group pension contracts, the Company invests in various derivative instruments, including forward foreign currency contracts, interest rate and inflation rate swaps.

The Company may, at times, consolidate certain sponsored investment funds which utilize derivative instruments as a part of the fund’s investment strategy. The change in fair value of such derivatives which is recorded in non-operating income (expense) is not material to the Company’s consolidated financial statements.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

9. Derivatives and Hedging (continued)

The following table presents fair value as of December 31, 2009 of derivative instruments not designated as hedging instruments:

	Assets		Liabilities
(Dollar amounts in millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign exchange contracts	Other assets	$0.2	Other liabilities	$—
Total return swaps	Other assets	—	Other liabilities	0.4
Credit default swap (Pillars)	Other assets	—	Other liabilities	2.5
Separate account derivatives (1)	Separate account assets	1,501.0	Separate account liabilities	1,501.0

Total		$1,501.2		$1,503.9

(1)	Derivatives associated with separate account assets include interest rate, inflation rate swaps, futures and foreign currency contracts.

The following table presents gains (losses) recognized in income for the year ended December 31, 2009 on derivative instruments:

(Dollar amounts in millions)	Income Statement Location	Amount of Gain (Loss) Recognized in Income on Derivative
Foreign exchange contracts	General and administration expense	$—
Total return swaps	Non-operating income (expense)	(10)
Credit default swap (Pillars)	Non-operating income (expense)	(2)
Capital support agreements	General and administration expense	7

Total		$(5)

Net realized and unrealized gains and losses attributable to derivatives held by separate account assets and liabilities accrue directly to the contract owner and are not reported as non-operating income in the consolidated statements of income.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

10. Property and Equipment

Property and equipment consists of the following:

(Dollar amounts in millions)	Estimated useful life - in years	December 31,
		2009	2008
Property and equipment:
Land	N/A	$4	$4
Building	39	17	17
Building improvements	15	13	12
Leasehold improvements	1-15	335	156
Equipment and computer software	3-5	324	257
Furniture and fixtures	2-7	70	47
Construction in progress	N/A	15	26

Gross property and equipment		778	519

Less: accumulated depreciation		333	259

Property and equipment, net		$445	$260

N/A – Not applicable

Qualifying software costs of approximately $31 million, $28 million and $25 million have been capitalized within equipment and computer software for the years ended December 31, 2009, 2008 and 2007, respectively, and are being amortized over an estimated useful life of three years.

Depreciation expense was $85 million, $84 million and $68 million for the years ended December 31, 2009, 2008 and 2007, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

11. Goodwill

Goodwill activity during the years ended December 31, 2009 and 2008 was as follows:

(Dollar amounts in millions)
	2009	2008
Beginning of year balance	$5,533	$5,520
Goodwill acquired related to:
BGI	6,842	—
Quellos	—	55
Impact Investing	—	4

Total goodwill acquired	6,842	59

Goodwill adjustments related to:
Quellos	185	(41)
SSR	9	—
Other	1	(5)

Total goodwill adjustments	195	(46)

End of year balance	$12,570	$5,533

During the year ended December 31, 2009, goodwill increased by $7,037 million. The increase relates primarily to $6,842 million of goodwill substantially all of which is non-deductible, related to the BGI Transaction, a $156 million cash payment, $43 million common stock issuance related to the first contingent payment and a $6 million increase related to the release of shares held in escrow in connection with the Quellos Transaction, offset by a $20 million decline related to tax benefits realized from tax-deductible goodwill in excess of book goodwill.

At December 31, 2009, the balance of the Quellos tax-deductible goodwill in excess of book goodwill was approximately $379 million. Goodwill related to the Quellos Transaction will continue to be reduced in future periods by the amount of tax benefits realized from tax-deductible goodwill in excess of book goodwill.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

12. Intangible Assets

Intangible assets at December 31, 2009 and 2008 consisted of the following:

(Dollar amounts in millions)	Remaining Weighted-Average Estimated Useful Life	December 31, 2009
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Acquired management contracts:
Mutual funds / Collective funds	N/A	$8,286	$—	$8,286
Exchange traded funds - iShares®	N/A	5,960	—	5,960
Alternative investment funds	N/A	917	—	917
Trade names / trademarks	N/A	1,403	—	1,403

Total indefinite-lived intangible assets		16,566	—	16,566

Finite-lived intangible assets:
Acquired management contracts:
Institutional / Retail separate accounts	7.4	1,352	403	949
Alternative investment accounts and funds	5.1	190	62	128
Other (1)	8.6	6	1	5

Total finite-lived intangible assets	7.2	1,548	466	1,082

Total intangible assets		$18,114	$466	$17,648

(Dollar amounts in millions)	Remaining Weighted-Average Estimated Useful Life	December 31, 2008
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Acquired management contracts:
Mutual funds	N/A	$4,461	$—	$4,461
Alternative investment funds	N/A	917	—	917

Total indefinite-lived intangible assets		5,378	—	5,378

Finite-lived intangible assets:
Acquired management contracts:
Institutional / Retail separate accounts	7.6	1,187	280	907
Alternative investment accounts and funds	6.6	194	44	150
Other (1)	9.6	6	—	6

Total finite-lived intangible assets	7.7	1,387	324	1,063

Total intangible assets		$6,765	$324	$6,441

(1)	Other represents intellectual property in 2009 and 2008.

N/A – Not applicable

Amortization expense for finite-lived intangible assets was $147 million, $146 million and $130 million in 2009, 2008 and 2007, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

12. Intangible Assets (continued)

Finite-Lived Acquired Management Contracts

On September 29, 2006, in conjunction with the MLIM Transaction, the Company acquired finite-lived management contracts valued at $1,135 million, primarily associated with $771 million of contracts with institutional separate accounts, $348 million of contracts with retail separate accounts, $11 million of private equity accounts and $5 million in trade name intangibles. The initial weighted-average estimated useful life of these finite-life management contracts was approximately 10.1 years.

On September 29, 2006, in conjunction with the NBAM transaction, the Company acquired $13 million of finite-lived management contracts, primarily associated of institutional fixed income accounts. The initial weighted-average useful life of these finite-life management contracts was approximately nine years.

On October 1, 2007, in conjunction with the Quellos Transaction, the Company acquired $161 million of finite-lived management contracts, primarily associated with private equity, fund of funds and other contracts. The initial weighted-average useful life of these finite-life management contracts was approximately 7.5 years.

In August 2008, in conjunction with the Impact Investing transaction, the Company acquired $7 million of finite-lived contracts associated primarily of $1 million of institutional equity accounts and $6 million for intellectual property. The initial weighted-average useful life of these finite-life management contracts was approximately 9.5 years.

In April 2009, the Company acquired $2 million of finite-lived management contracts with a five-year estimated useful life associated with the acquisition of the R3 Capital Partners funds.

In December 2009, in conjunction with the BGI Transaction, the Company acquired $163 million of finite-lived management contracts with a weighted-average estimated useful life of approximately 10 years.

Estimated amortization expense for finite-lived intangible assets for each of the five succeeding years is as follows:

(Dollar amounts in millions)

2010	$160
2011	157
2012	156
2013	155
2014	149

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

12. Intangible Assets (continued)

Indefinite-Lived Acquired Management Contracts

On September 29, 2006, in conjunction with the MLIM Transaction, the Company acquired indefinite-lived management contracts valued at $4,477 million consisting of $4,271 million for all retail mutual funds and $206 million for alternative investment products.

On October 1, 2007, in conjunction with the Quellos Transaction, the Company acquired $631 million in indefinite-lived management contracts associated with alternative investment products.

On October 1, 2007, the Company purchased the remaining 20% of an investment manager of a fund of hedge funds. In conjunction with this transaction, the Company recorded $8 million in additional indefinite-lived management contracts associated with alternative investment products.

On December 1, 2009, in conjunction with the BGI Transaction, the Company acquired $9,785 million in indefinite-lived management contracts valued consisting primarily for exchange traded funds and common and collective trusts.

Indefinite-Lived Acquired Trade Names / Trademarks

On December 1, 2009, in conjunction with the BGI Transaction, the Company acquired trade names/trademarks primarily related to iShares® valued at $1,402.5 million. The fair value was determined using a royalty rate based primarily on normalized marketing and promotion expenditures to develop and support the brands globally.

13. Borrowings

Short-Term Borrowings

2007 Facility

In August 2007, the Company entered into a five-year $2.5 billion unsecured revolving credit facility (the “2007 facility”), which permits the Company to request an additional $500 million of borrowing capacity, subject to lender credit approval, up to a maximum of $3.0 billion. The 2007 facility requires the Company not to exceed a maximum leverage ratio (ratio of net debt to earnings before interest, taxes, depreciation and amortization, where net debt equals total debt less domestic unrestricted cash) of 3 to 1, which was satisfied with a ratio of less than 1 to 1 at December 31, 2009.

The 2007 facility provides back-up liquidity, funds ongoing working capital for general corporate purposes and funds various investment opportunities. At December 31, 2009, the Company had $200 million outstanding under the 2007 facility with an interest rate of 0.44% and a maturity date during February 2010. During February 2010, the Company rolled over $100 million in borrowings with an interest rate of 0.43% and a maturity date in May 2010.

Lehman Commercial Paper Inc. has a $140 million participation under the 2007 Facility; however BlackRock does not expect that Lehman Commercial Paper Inc. will honor its commitment to fund additional amounts. Bank of America, a related party, has a $140 million participation under the 2007 facility.

In December 2007, in order to support two enhanced cash funds that BlackRock manages, BlackRock elected to procure two letters of credit under the existing 2007 facility in an aggregate amount of $100 million. In December 2008, the letters of credit were terminated.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

13. Borrowings (continued)

Short-Term Borrowings (continued)

Commercial Paper Program

On October 14, 2009, BlackRock established a commercial paper program (the “CP Program”) under which the Company may issue unsecured commercial paper notes (the “CP Notes”) on a private placement basis up to a maximum aggregate amount outstanding at any time of $3 billion. The proceeds of the commercial paper issuances were used for the financing of a portion of the BGI Transaction. Subsidiaries of Bank of America and Barclays, as well as other third parties, act as dealers under the CP Program. The CP Program is supported by the 2007 facility.

The Company began issuance of CP Notes under the CP Program on November 4, 2009. As of December 31, 2009, BlackRock had approximately $2 billion of outstanding CP Notes with a weighted average interest rate of 0.20% and a weighted average maturity of 23 days. Since December 31, 2009, the Company repaid approximately $1.4 billion of CP Notes with proceeds from the long-term notes issued in December 2009. As of March 5, 2010, BlackRock had $596 million of outstanding CP Notes with a weighted average interest rate of 0.18% and a weighted average maturity of 38 days.

Japan Commitment-line

In June 2008, BlackRock Japan Co., Ltd., a wholly owned subsidiary of the Company, entered into a five billion Japanese yen commitment-line agreement with a banking institution (the “Japan Commitment-line”). The term of the Japan Commitment-line was one year and interest accrued at the applicable Japanese short-term prime rate. In June 2009, BlackRock Japan Co., Ltd. renewed the Japan Commitment-line for a term of one year. The Japan Commitment-line is intended to provide liquidity and flexibility for operating requirements in Japan. At December 31, 2009, the Company had no borrowings outstanding on the Japan Commitment-line.

Convertible Debentures

In February 2005, the Company issued $250 million aggregate principal amount of convertible debentures (the “Debentures”), due in 2035 and bearing interest at a rate of 2.625% per annum. Interest is payable semi-annually in arrears on February 15 and August 15 of each year, and commenced August 15, 2005.

Prior to February 15, 2009, the Debentures could have been convertible at the option of the holder at a December 31, 2008 conversion rate of 9.9639 shares of common stock per one dollar principal amount of Debentures under certain circumstances. The Debentures would have been convertible into cash and, in some situations as described below, additional shares of the Company’s common stock, if during the five business day period after any five consecutive trading day period the trading price per Debenture for each day of such period is less than 103% of the product of the last reported sales price of BlackRock’s common stock and the conversion rate of the Debentures on each such day or upon the occurrence of certain other corporate events, such as a distribution to the holders of BlackRock common stock of certain rights, assets or debt securities, if the Company becomes party to a merger, consolidation or transfer of all or substantially all of its assets or a change of control of the Company. On February 15, 2009, the Debentures became convertible into cash at any time prior to maturity at the option of the holder and, in some situations as described below, additional shares of the Company’s common stock at the current conversion rate.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

13. Borrowings (continued)

Convertible Debentures (continued)

At the time the Debentures are tendered for conversion, for each one dollar principal amount of Debentures converted, a holder shall be entitled to receive cash and shares of BlackRock common stock, if any, the aggregate value of which (the “conversion value”) will be determined by multiplying the applicable conversion rate by the average of the daily volume weighted average price of BlackRock common stock for each of the ten consecutive trading days beginning on the second trading day immediately following the day the Debentures are tendered for conversion (the “ten-day weighted average price”). The Company will deliver the conversion value to holders as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the Debentures to be converted and (b) the aggregate principal amount of the Debentures to be converted, and (2) if the aggregate conversion value of the Debentures to be converted is greater than the principal return, an amount in shares (the “net shares”), determined as set forth below, equal to such aggregate conversion value less the principal return (the “net share amount”). The number of net shares to be paid will be determined by dividing the net share amount by the ten-day weighted average price. In lieu of delivering fractional shares, the Company will deliver cash based on the ten-day weighted average price.

The conversion rate for the Debentures is subject to adjustments upon the occurrence of certain corporate events, such as a change of control of the Company, each payment of quarterly dividends greater than $0.30 per share, the issuance of certain rights or warrants to holders of, or subdivisions on, BlackRock’s common stock, a distribution of assets or indebtedness to holders of BlackRock common stock or a tender offer on the common stock. The conversion rate adjustments vary depending upon the specific corporate event necessitating the adjustment and serve to ensure that any economic gains realized by the Company’s stockholders are shared with the holders of the Debentures. The initial conversion rate of 9.7282 was determined by the underwriters based on market conditions and has been subsequently revised to 10.0909 as a result of dividends paid by the Company that were in excess of $0.30 per share.

If the effective date or anticipated effective date of certain transactions that constitute a change of control occurs on or prior to February 15, 2010, under certain circumstances, the Company will provide for a make-whole amount by increasing, for a certain time period, the conversion rate by a number of additional shares of common stock for any conversion of Debentures in connection with such transactions. The amount of additional shares will be determined based on the price paid per share of BlackRock common stock in the transaction constituting a change of control and the effective date of such transaction. However, if such transaction constitutes a public acquirer change of control, the Company may elect to issue shares of the acquiring company rather than BlackRock shares.

Beginning February 20, 2010, the Company may redeem any of the Debentures at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, including contingent interest and accrued and unpaid liquidated damages, if any upon not more than 60 but not less 30 days notice. Holders of the Debentures have the right to require the Company to repurchase the Debentures for cash on February 15, 2010, 2015, 2020, 2025 and 2030. In addition, holders of the Debentures may require the Company to repurchase the Debentures for cash at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, including contingent interest and accrued and unpaid liquidated damages, if any, (i) upon a change of control of the Company or (ii) if BlackRock’s common stock is neither listed for trading on the New York Stock Exchange nor approved for trading on the NASDAQ.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

13. Borrowings (continued)

Convertible Debentures (continued)

The Company is obligated to pay contingent interest, which is the amount of interest payable to holders of the Debentures for any six-month period from February 15 to August 15 or from August 15 to February 15, with the initial six-month period commencing February 15, 2010, if the trading price of the Debentures for each of the ten trading days immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the Debentures. During any period when contingent interest is payable, the contingent interest payable per Debenture will equal 0.25% of the average trading price of the Debentures during the ten trading days immediately preceding the first day of the applicable six-month interest period.

On October 16, 2008, the Debentures became convertible at the option of the holders into cash and shares of the Company’s common stock, after the trustee determined that the trading price for the debentures on each day of a five consecutive trading day period was less than 103% of the product of the last reported sale price of the Company’s common stock on such date and the conversion rate on such date. The conversion period ended on October 30, 2008 after the Debentures failed to satisfy the trading price condition on October 24, 2008. During the conversion period holders of $0.5 million of Debentures elected to convert their holdings into cash and shares.

During 2009, subsequent to the debentures becoming convertible on February 15, 2009 into cash and shares of the Company’s common stock at any time prior to maturity, the holders of $7 million of Debentures elected to convert their holdings into cash and shares. In addition, during January and February 2010, holders of $148 million of debentures elected to convert their holdings into cash and shares.

The Company recognized $10 million in each of the years ended December 31, 2009 and 2008 of interest expense, comprised in both periods of $6 million and $7 million related to the coupon and $4 million and $3 million related to amortization of the discount for the years ended December 31, 2009 and 2008, respectively. At December 31, 2009, the estimated fair value of the convertible debentures was $486 million, which was estimated using a market price at December 31, 2009.

Long-Term Borrowings

2017 Notes

In September 2007, the Company issued $700 million in aggregate principal amount of 6.25% senior unsecured notes maturing on September 15, 2017 (the “2017 Notes”). Interest is payable semi-annually on March 15 and September 15 of each year, or approximately $44 million per year. The 2017 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The 2017 Notes were issued at a discount of $6 million, which is being amortized over their ten-year term. The Company incurred approximately $4 million in debt issuance costs, which are included in other assets on the consolidated statements of financial condition and are being amortized over the term of the 2017 Notes.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

13. Borrowings (continued)

Long-Term Borrowings (continued)

2012, 2014 and 2019 Notes

In December 2009, the Company issued $2.5 billion in aggregate principal amount of unsecured and unsubordinated obligations. These notes were issued as three separate series of senior debt securities including $0.5 billion of 2.25% notes, $1.0 billion of 3.50% notes and $1.0 billion of 5.0% notes maturing in December 2012, 2014 and 2019, respectively. Net proceeds of this offering were used to repay borrowings under our commercial paper program and for general corporate purposes. Interest on these notes is payable semi-annually on June 10 and December 10 of each year beginning June 10, 2010, or approximately $96 million per year. These notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. These notes were issued collectively at a discount of $5 million are being amortized over the term of the notes. The Company incurred approximately $13 million in debt issuance costs, which are included in other assets on the consolidated statements of financial condition and are being amortized over the terms of the these notes.

Carrying Value and Fair Value of Long-Term Borrowings

The carrying value and fair value estimated using an applicable bond index at December 31, 2009 of long-term borrowings included the following:

(Dollar amounts in millions)
	2.25% Notes due 2012	3.50% Notes due 2014	6.25% Notes due 2017	5.00% Notes due 2019	Total Long-term Borrowings
Maturity amount	$500	$1,000	$700	$1,000	$3,200
Unamortized discount	(1)	(1)	(4)	(3)	(9)

Carrying value	$499	$999	$696	$997	$3,191

Fair value	$497	$987	$751	$987	$3,222

The carrying value and fair value estimated using an applicable bond index at December 31, 2008 of long-term borrowings included the following:

(Dollar amounts in millions)
	6.25% Notes due 2017	Other	Total Long-term Borrowings
Maturity amount	$700	$2	$702
Unamortized discount	(5)	—	(5)

Carrying value	$695	$2	$697

Fair value	$655	$2	$657

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

14. Commitments and Contingencies

Operating Lease Commitments

The Company leases its primary office space under agreements which expire through 2023. Future minimum commitments under these operating leases are as follows:

(Dollar amounts in millions)
Year	Amount
2010	$135
2011	121
2012	111
2013	108
2014	90
Thereafter	538

$1,103

Rent expense and certain office equipment expense under agreements amounted to $87 million, $92 million and $85 million for the years ended December 31, 2009, 2008 and 2007, respectively.

The above lease commitments include facilities which currently are leased from Merrill Lynch, a related party to BlackRock. Future lease commitments on such leases are $1 million per year in 2010 through 2014 and $3 million thereafter.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

14. Commitments and Contingencies (continued)

Commitments

Investment Commitments

The Company has certain investment commitments relating primarily to funds of private equity funds, real estate funds and hedge funds. Dates shown below represent the expiration dates of the commitments. Amounts to be funded generally are callable at any point prior to the expiration of the commitment. The Company has the following unfunded investment commitments at December 31, 2009:

(Dollar amounts in millions)
Year of Expiration	Amount
2010	$70
2011	16
2012	11
2013	4
2014	37
Thereafter	173

Total	$311

This amount excludes additional commitments made by consolidated funds of funds to underlying third party funds as third party non-controlling interest holders have the legal obligation to fund the respective commitments of such funds of funds.

Contingencies

Contingent Payments Related to Business Acquisitions

On October 1, 2007, the Company acquired the fund of funds business of Quellos. See Note 3, Mergers and Acquisitions, for further discussion. As part of this transaction, Quellos is entitled to receive two contingent payments upon achieving certain investment advisory revenue measures through December 31, 2010, totaling up to an additional $969 million in a combination of cash and stock. The first contingent payment was paid in 2009 and the second contingent payment, of up to $595 million is payable in cash in 2011.

During 2009, the Company determined the first contingent payment to be $219 million, of which $11 million was previously paid in cash during 2008. Of the remaining $208 million, $156 million was paid in cash and $52 million was paid in common stock, or approximately 330,000 shares based on a price of $157.33 per share. Quellos may also be entitled to a “catch-up” payment related to the first contingent payment if certain performance measures are met in 2011 as the value of the first contingent payment was less than $374 million.

In connection with the Impact Investing acquisition, the Company may be required to make several additional contingent payments upon completion of certain operating measures through 2010, totaling up to $12 million. Currently, the payments are anticipated to be recorded as employee compensation.

On January 31, 2005, the Company closed the acquisition of SSR, the holding company of State Street Research & Management Company and SSR Realty Advisors, Inc. (renamed BlackRock Realty Advisors, Inc., “Realty”), from MetLife, Inc. (“MetLife”) for an adjusted purchase price of $265 million in cash and 550,000 shares of BlackRock restricted common stock. The stock purchase agreement provides for two contingent payments. For the first contingent payment, MetLife received 32.5% of performance fees earned, as of March 31, 2006, from a large institutional real estate client. In 2006, the Company incurred and paid a fee sharing expense of $34 million related to this arrangement. For the second contingent payment, on the fifth anniversary of the closing of the SSR Transaction, MetLife will receive an additional payment of approximately $9 million based on the Company’s retained AUM associated with the MetLife defined benefit and defined contribution plans.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

14. Commitments and Contingencies (continued)

Capital Support Agreements

In December 2007, BlackRock entered into capital support agreements, up to $100 million, with two enhanced cash funds. These capital support agreements were backed by letters of credit issued under BlackRock’s revolving credit facility. In December 2008, the capital support agreements were modified to be up to $45 million and were no longer backed by the letters of credit. In January and May 2009, the capital support agreements were terminated due to the closure of the related funds. During the six months ended June 30, 2009, the Company provided approximately $4 million of capital contributions to the funds under the capital support agreements. At December 31, 2008, the derivative liability for the fair value of the capital support agreements for the two funds totaled approximately $18 million. The fair value of these liabilities increased and decreased as BlackRock’s obligation under the guarantee fluctuated based on the fair value of the derivative. Upon closure of the funds, the liability decreased $11 million, while the change in the liability was included in general and administration expenses.

Other Contingent Payments

The Company acts as the portfolio manager in a series of credit default swap transactions and has a maximum potential exposure of $17 million under a credit default swap between the Company and Citibank. See Note 9, Derivatives and Hedging, for further discussion of this transaction and the related commitment.

Legal Proceedings

From time to time, BlackRock receives subpoenas or other requests for information from various U.S. federal, state governmental and regulatory authorities in connection with certain industry-wide or other investigations or proceedings. It is BlackRock’s policy to cooperate fully with such inquiries. The Company and certain of its subsidiaries have been named as defendants in various legal actions, including arbitrations and other litigation arising in connection with BlackRock’s activities. Additionally, certain of the investment funds that the Company manages are subject to lawsuits, any of which potentially could harm the investment returns of the applicable fund or result in the Company being liable to the funds for any resulting damages.

Management, after consultation with legal counsel, currently does not anticipate that the aggregate liability, if any, arising out of regulatory matters or lawsuits will have a material adverse effect on BlackRock’s earnings, financial position, or cash flows although, at the present time, management is not in a position to determine whether any such pending or threatened matters will have a material adverse effect on BlackRock’s results of operations in any future reporting period.

Indemnifications

In the ordinary course of business, BlackRock enters into contracts pursuant to which it may agree to indemnify third parties in certain circumstances. The terms of these indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

14. Commitments and Contingencies (continued)

Indemnifications (continued)

Under the transaction agreement in the MLIM Transaction, the Company has agreed to indemnify Merrill Lynch for losses it may incur arising from (1) any alleged or actual breach, failure to comply, violation or other deficiency with respect to any regulatory or fiduciary requirements relating to the operation of BlackRock’s business, (2) any fees or expenses incurred or owed by BlackRock to any brokers, financial advisors or comparable other persons retained or employed by BlackRock in connection with the MLIM Transaction, and (3) certain specified tax covenants.

Under the transaction agreement in the BGI Transaction, the Company has agreed to indemnify Barclays for losses it may incur arising from (1) breach by the Company of certain representations, (2) breach by the Company of any covenant in the agreement, (3) liabilities of the entities acquired in the transaction other than liabilities assumed by Barclays or for which it is providing indemnification, and (4) certain taxes.

Management believes that the likelihood of any liability arising under these indemnification provisions is remote. Management cannot estimate any potential maximum exposure due both to the remoteness of any potential claims and the fact that items that would be included within any such calculated claim would be beyond the control of BlackRock. Consequently, no liability has been recorded on the consolidated statements of financial condition.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

15. Stock-Based Compensation

The components of the Company’s stock-based compensation expense are comprised of the following:

(Dollar amounts in millions)	Year ended December 31,
	2009	2008	2007
Stock-based compensation:
Restricted stock and RSUs	$246	$209	$122
Stock options	12	10	13
Long-term incentive plans funded by PNC	59	59	53

Total stock-based compensation	$317	$278	$188

Stock Award and Incentive Plan

Pursuant to the BlackRock, Inc. 1999 Stock Award and Incentive Plan (the “Award Plan”), options to purchase shares of the Company’s common stock at an exercise price not less than the market value of BlackRock’s common stock on the date of grant in the form of stock options, restricted stock or RSUs may be granted to employees and non-employee directors. A maximum of 17,000,000 shares of common stock are authorized for issuance under the Award Plan. Of this amount, 2,737,416 shares remain available for future awards at December 31, 2009. Upon exercise of employee stock options, the issuance of restricted stock or the vesting of RSUs, the Company issues shares out of treasury, to the extent available.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

15. Stock-Based Compensation (continued)

Stock Options

Stock option grants were made to certain employees pursuant to the Award Plan in 1999 through 2003. Options granted have a ten-year life, vest ratably over periods ranging from two to five years and become exercisable upon vesting. Prior to the January 2007 grant described below, the Company had not granted any stock options since 2003. Stock option activity for the years ended December 31, 2009, 2008 and 2007 is summarized below:

Outstanding at	Shares under option	Weighted average exercise price
December 31, 2006	4,457,669	$36.90
Granted	1,545,735	$167.76
Exercised	(1,899,239)	$36.96
Forfeited	(3,000)	$37.36

December 31, 2007	4,101,165	$86.19
Exercised	(662,013)	$36.36
Forfeited	(298,635)	$167.76

December 31, 2008	3,140,517	$88.82
Exercised	(490,617)	$34.92
Forfeited	(8,064)	$167.76

December 31, 2009 (1)	2,641,836	$98.59

(1)	At December 31, 2009, approximately 2.6 million options were vested or are expected to vest.

On January 31, 2007, the Company awarded options to purchase 1,545,735 shares of BlackRock common stock to certain executives as long-term incentive compensation. The options will vest on September 29, 2011, as the Company had actual GAAP earnings per share in excess of $5.20 in 2009. The options have a strike price of $167.76, which was the closing price of the shares on the grant date. Fair value, as calculated in accordance with a modified Black-Scholes model, was approximately $45.88 per option. The fair value of the options is being amortized over the vesting period as exceeding the performance hurdles was deemed probable of occurring.

Assumptions used in calculating the grant-date fair value for the stock options issued in January 2007 were as follows:

Exercise price	$167.76
Expected term (years)	7.335
Expected volatility	24.5%
Dividend yield	1.0%-4.44%
Risk-Free interest rate	4.8%

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

15. Stock-Based Compensation (continued)

Stock Options (continued)

The Company’s expected option term was derived using the mathematical average between the earliest vesting date and the option expiration date in accordance with ASC 718. The Company’s expected stock volatility assumption was based upon historical stock price fluctuations of BlackRock’s common stock. The dividend yield assumption was derived using estimated dividends over the expected term and the stock price at the date of grant. The risk free interest rate is based on the U.S. Treasury yield at date of grant.

The aggregate intrinsic value of options exercised during the years ended December 31, 2009, 2008 and 2007 was $63 million, $113 million and $268 million, respectively.

Stock options outstanding and exercisable at December 31, 2009 are as follows:

	Options Outstanding			Options Exercisable
(Dollar amounts in millions)
Exercise Prices	Options Outstanding	Weighted Average Remaining Life (years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Aggregate Intrinsic Value of Exercisable Shares
(per share)

$37.36	1,309,300	2.79	$37.36	1,309,300	$37.36	2.79	$255
$43.31	96,500	0.96	$43.31	96,500	$43.31	0.96	18
$167.76	1,236,036	7.09	$167.76	—	—	—	—

	2,641,836	4.74	$98.59	1,405,800	$37.77	2.66	$273

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

15. Stock-Based Compensation (continued)

Stock Options (continued)

Fiscal year 2008 included a cumulative adjustment to the estimated forfeiture rate for unvested stock options as a result of additional data on actual forfeiture activity.

As of December 31, 2009, the Company had $21 million in unrecognized stock-based compensation expense related to unvested stock options. The unrecognized compensation cost is expected to be recognized over a remaining weighted-average period of 1.8 years.

Restricted Stock and RSUs

Pursuant to the Award Plan, restricted stock grants and RSUs may be granted to certain employees. Restricted stock was issued for stock awards prior to 2006. RSUs were issued for the majority of grants in 2006, 2007, 2008 and 2009. These restricted shares and RSUs vest over periods ranging from one to five years and are expensed on the straight-line method over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. Prior to 2009, the Company awarded restricted stock and RSUs with nonforfeitable dividend equivalent rights. Restricted stock and RSUs awarded in 2009 are not considered participating securities as dividend equivalents are subject to forfeiture prior to vesting of the award.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

15. Stock-Based Compensation (continued)

Restricted Stock and RSUs (continued)

Restricted stock and RSU activity for the years ended December 31, 2009, 2008 and 2007 is summarized below:

Outstanding at	Unvested Restricted Stock and Units	Weighted Average Grant Date Fair Value
December 31, 2006	1,515,890	$130.49
Granted	2,551,913	$167.64
Converted	(274,164)	$104.15
Forfeited	(84,631)	$159.95

December 31, 2007	3,709,008	$158.01
Granted	1,618,161	$201.80
Converted	(468,046)	$146.69
Forfeited	(255,170)	$163.64

December 31, 2008	4,603,953	$174.24
Granted	1,869,849	$118.43
Converted	(894,909)	$178.53
Forfeited	(218,430)	$157.21

December 31, 2009 (1)	5,360,463	$154.75

(1)	At December 31, 2009, approximately 4.9 million awards are expected to vest.

On January 25, 2007, the Company issued approximately 901,200 RSUs to employees in conjunction with their annual incentive compensation awards. The RSU awards vest over three years through January 2010. The value of the RSUs was calculated using BlackRock’s closing stock price on the date of grant, or $169.70. The grant date fair value of the RSUs is being amortized into earnings on the straight-line method over the requisite service period, net of expected forfeitures, for each separately vesting portion of the award as if the award was, in substance, multiple awards. In addition, in January 2007, the Company granted 1,559,022 of RSUs as long-term incentive compensation, which will be funded by shares currently held by PNC.

In January 2008 and 2009, the Company granted 295,633 and 23,417 RSUs, respectively, as long-term incentive compensation, which will be partially funded by shares currently held by PNC (see Long-Term Incentive Plans Funded by PNC below). The awards cliff vest five years from the date of grant.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

15. Stock-Based Compensation (continued)

Restricted Stock and RSUs (continued)

In January 2008 and 2009, the Company granted 1,212,759 and 1,789,685 RSUs, respectively, to employees as part of annual incentive compensation under the Award Plan that vest ratably over three years from the date of grant.

At December 31, 2009, there was $291 million of total unrecognized compensation cost related to unvested restricted stock and RSUs. As of December 31, 2009, the unrecognized compensation cost is expected to be recognized over a remaining weighted average period of 1.6 years.

In January 2010, the Company granted the following awards under the Award Plan:

•	846,884 RSUs to employees as part of annual incentive compensation that vest ratably over three years from the date of grant.

•

256,311 RSUs to employees that cliff vest on January 31, 2012. Awards to certain individuals require that BlackRock has actual GAAP earnings per share of at least $6.13 in 2010 or $6.50 in 2011 or has attained an alternative performance hurdle based on the Company’s earnings per share growth rate versus certain peers over the term of the awards. The RSUs may not be sold before the one-year anniversary of the vesting date.

•

1,497,222 RSUs to employees that vest 50% on both January 31, 2013 and 2014. Awards to certain individuals require that BlackRock has actual GAAP earnings per share of at least $6.13 in 2010 or $6.50 in 2011 or has attained an alternative performance hurdle based on the Company’s earnings per share growth rate versus certain peers over the term of the awards.

•

124,575 shares of restricted common stock to employees that vest in tranches on January 31, 2010, 2011 and 2012. The restricted common stock may not be sold before the one-year anniversary of each vesting date.

Long-Term Incentive Plans Funded by PNC

Under a share surrender agreement, PNC committed to provide up to 4,000,000 shares of BlackRock stock, held by PNC, to fund certain BlackRock long-term incentive plans (“LTIP”). In February 2009, the share surrender agreement was amended for PNC to provide BlackRock series C non-voting participating preferred stock to fund the remaining committed shares.

The BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (the “2002 LTIP Awards”) permitted the grant of up to $240 million in deferred compensation awards, of which the Company previously granted approximately $233 million. Approximately $208 million of the 2002 LTIP Awards were paid in January 2007. The 2002 LTIP Awards were payable approximately 16.7% in cash and the remainder in BlackRock stock contributed by PNC and distributed to plan participants. Approximately $6 million of previously issued 2002 LTIP Awards will result in the settlement of BlackRock shares held by PNC through 2010 at a conversion price approximating the market price on the settlement date. The fair value of the remaining 2002 LTIP Awards are accrued prior to settlement over the remaining service period in accrued compensation and benefits on the consolidated statements of financial condition.

The settlement of the 2002 LTIP Awards in January 2007 resulted in the surrender by PNC of approximately 1 million shares of BlackRock stock. Under the terms of the 2002 LTIP Awards, employees elected to put approximately 95% of the stock portion of the awards back to the Company at a total fair market value of approximately $166 million. On the payment date, the Company recorded a capital contribution from PNC for the amount of shares funded by PNC.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

15. Stock-Based Compensation (continued)

Restricted Stock and RSUs (continued)

For the shares not put back to the Company, no dilution resulted from the delivery of stock pursuant to the awards since they were funded by shares held by PNC and were issued and outstanding at December 31, 2006. Put elections made by employees were accounted for as treasury stock repurchases and are accretive to the Company’s earnings per share. The shares repurchased were retained as treasury stock.

During 2007, the Company granted additional long-term incentive awards, out of the Award Plan, of approximately 1.6 million RSUs, that will be settled using BlackRock shares held by PNC in accordance with the share surrender agreement. The RSU awards will vest on September 29, 2011, the end of the service condition, as BlackRock had actual GAAP earnings per share in excess of $5.20 in 2009. The value of the RSUs was calculated using BlackRock’s closing stock price on the date of grant. The grant date fair value of the RSUs is being amortized as an expense on the straight-line method over the vesting period, net of expected forfeitures. The maximum value of awards that may be funded by PNC, prior to the earlier of September 29, 2011 or the date the performance criteria are met, is approximately $271 million, all of which has been granted as of December 31, 2009.

Subsequent to September 29, 2011, the remaining committed PNC shares, of approximately 1.3 million, would be available to fund future long-term incentive awards.

Employee Stock Purchase Plan

Effective January 2007, the terms of the amended ESPP allow eligible employees to purchase the Company’s common stock at 95% of the fair market value on the last day of each three-month offering period. In accordance with ASC 718-10, Compensation – Stock Compensation, the Company does not record compensation expense related to employees purchasing shares under the amended ESPP.

16. Employee Benefit Plans

Deferred Compensation Plans

Voluntary Deferred Compensation Plan

Effective January 2002, the Company adopted a Voluntary Deferred Compensation Plan (“VDCP”) which allows participants to elect to defer between 1% and 100% of that portion of the employee’s annual incentive compensation not mandatorily deferred under the Involuntary Deferred Compensation Plan (“IDCP”). The participants must specify a deferral period of one, three, five or ten years. The Company funds the obligation through the establishment of a rabbi trust on behalf of the participants in the plan.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

16. Employee Benefit Plans (continued)

Deferred Compensation Plans (continued)

Involuntary Deferred Compensation Plan

Effective January 2002, the Company adopted an IDCP for the purpose of providing deferred compensation and retention incentives to key officers and employees. The IDCP provided for a mandatory deferral of up to 15% of annual incentive compensation. For annual incentive awards for fiscal years prior to 2005, the mandatory deferral was matched by BlackRock in an amount equal to 20% of the deferral for employees with total compensation above certain levels. The matching contribution related to the mandatory deferral vests on the third anniversary of the deferral date. The Company funds the obligation through a rabbi trust established on behalf of the participants in the plan. No mandatory deferrals under the IDCP have been made since the annual incentive awards for fiscal year 2004.

During 2008, the IDCP was liquidated and all assets were distributed to the existing participants.

Rabbi Trust

The rabbi trust established for the IDCP and VDCP, with assets totaling $57 million and $49 million as of December 31, 2009 and 2008, respectively, is reflected in investments on the Company’s consolidated statements of financial condition. Such investments are classified as trading and other investments. The corresponding liability balance of $57 million and $41 million as of December 31, 2009 and 2008, respectively, is reflected in the Company’s consolidated statements of financial condition as accrued compensation and benefits. Earnings in the rabbi trust, including unrealized appreciation or depreciation, are reflected as non-operating income or loss and changes in the corresponding liability are reflected as employee compensation and benefits expense in the consolidated statements of income.

Other Deferred Compensation Plans

The Company has additional compensation plans for the purpose of providing deferred compensation and retention incentives to certain employees. The final value of the deferred amount to be distributed upon vesting is associated with the returns of certain investment funds. The liability balances for these plans were $38 million and $9 million as of December 31, 2009 and 2008, respectively, and are reflected in the Company’s statements of financial condition as accrued compensation and benefits.

SSR and Realty had deferred compensation plans which allowed participants to elect to defer a portion of their annual incentive compensation or commissions for either a fixed term or until retirement and invest the funds in specified investments. SSR has funded a portion of the obligation through the purchase of company-owned life insurance (“COLI”) policies to the benefit of SSR. The COLI assets are carried at fair value on the consolidated statement of financial condition, and at December 31, 2009 and 2008, the value of the COLI assets was $11 million and $9 million, respectively, which were recorded in other assets. Changes in the cash surrender value of the COLI policies are recorded to non-operating income in the consolidated statements of income. In addition, the Company has recorded a related obligation to repay the deferred incentive compensation, plus applicable earnings, to employees, which totaled $11 million and $9 million which were recorded in accrued compensation and benefits on the consolidated statement of financial condition as of December 31, 2009 and 2008, respectively. Changes in the Company’s obligation under the these plans, as a result of appreciation of the underlying investments in an employee’s account, are recorded as compensation and benefits expense in the consolidated statements of income. Both plans no longer allow participants to defer a portion of their annual incentive compensation or commissions.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

16. Employee Benefit Plans (continued)

Defined Contribution Plans

BlackRock Retirement Savings Plan

Certain of the Company’s employees participate in the BlackRock Retirement Savings Plan (“BRSP”). Under the BRSP, employee contributions of up to 6% of eligible compensation, as defined by the plan and subject to Internal Revenue Code limitations, are matched by the Company at 50%. As part of the BRSP, the Company also will make an annual retirement contribution on behalf of each eligible participant equal to no less than 3% of eligible compensation, plus an additional amount, determined in the discretion of the Company, not to exceed 2% of eligible compensation for a total contribution of no more than 5% of eligible compensation. The BRSP expense for the Company was $24 million, $33 million, and $31 million for the years ended December 31, 2009, 2008 and 2007, respectively. Contributions to the BRSP are made in cash and no new investments in BlackRock stock or matching contributions of stock are available in the BRSP.

BGI 401(k) Savings Plan

The Company assumed a 401(k) Plan covering employees of BGI (the “BGI Plan”) as a result of the BGI Transaction. As part of the Barclays Global Investors Plan, employee contributions are matched at 200% of participants’ pre-tax contributions up to 2% of an employee’s base salary, and matched 100% of the next 2% of base salary, as defined by the plan and subject to Internal Revenue Code limitations. The maximum matching contribution a participant can receive is an amount equal to 6% of the base salary. The BGI Plan expense was immaterial to the Company’s financial statements for the year ended December 31, 2009.

BGI Retirement Plan

The Company assumed a defined contribution money purchase pension plan (“BGI Retirement Plan”) as a result of the BGI Transaction. All salaried employees of BGI and its participating affiliates who are U.S. residents and on the U.S. payroll are eligible to participate. For participants earning less than $100,000 in base salary, the Company contributes 6% of a participant’s total compensation (base salary and performance bonus) up to $100,000. For participants earning $100,000 or more in base salary, the Company contributes 6% of a participant’s base salary up to $245,000. These contributions are 25% vested once the participant has completed two years of service and then vest at a rate of 25% for each additional year of service completed. Employees with five or more years of service under the BGI Retirement Plan are 100% vested in their entire balance. The BGI Retirement Plan expense was immaterial to the Company’s financial statements for the year ended December 31, 2009.

BlackRock Group Personal Pension Plan

BlackRock Investment Management (UK) Limited (“BIM”), a wholly-owned subsidiary of the Company, contributes to the BlackRock Group Personal Pension Plan, a defined contribution plan for all employees of BIM. BIM contributes between 6% and 15% of each employee’s eligible compensation.

Research and Realty Plans

The Company assumed two 401(k) Plans covering employees of SSR and Realty (the “Research Plan” and “Realty Plan,” respectively) as a result of the SSR Transaction. Effective with the closing of the SSR Transaction, contributions ceased for all participants in the Research Plan and selected participants in the Realty Plan and the Research Plan was closed to new participants. All participants for which contributions ceased in either the Research Plan or Realty Plan, participated in the ISP through September 30, 2006 and became participants of the BRSP thereafter. For all employees who were active participants in the Realty Plan, employee contributions of up to 3% of eligible compensation, as well as an additional 50% of the next 2% of eligible compensation, subject to Internal Revenue Code limitations, were matched by the Company.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

Effective November 1, 2007, the Company merged the assets of the Research Plan and select participant accounts of the Realty Plan into the BRSP.

16. Employee Benefit Plans (continued)

Defined Benefit Plans

Prior to the BGI Transaction, the Company had several defined benefit pension plans in Japan, Germany, Luxembourg and Jersey. All accrued benefits under these defined benefit plans are currently frozen and the plans are closed to new participants. In 2008 the defined benefit pension values in Luxembourg were transferred into a new defined contribution plan for such employees, removing future liabilities. Otherwise, participant benefits under the plans will not change with salary increases or additional years of service. The unfunded liabilities are immaterial to the Company’s 2009 and 2008 consolidated statements of financial condition.

Through the BGI Transaction, the Company assumed defined benefit pension plans in Japan and Germany, the “Japan Plan” and the “Germany Plan”, which are closed to new participants. At December 31, 2009, the plan assets for these plans were approximately $10 million and the unfunded obligations were less than $3 million which were recorded in accrued compensation and benefits in the consolidated statements of financial condition. Benefit payments for the next five years and in aggregate for the five years thereafter are not expected to be material

Defined benefit plan assets for the Japan Plan of approximately $7 million are invested using a total return investment approach whereby a mix of equity securities, debt securities and other investments are used to preserve asset values, diversify risk and achieve the target investment return benchmark. Investment strategies and asset allocations are based on consideration of plan liabilities and the funded status of the plan. Investment performance and asset allocation are measured and monitored on an ongoing basis. The current target allocations for the plan assets are 39-44% for equity securities, 52-54% for fixed income securities and 4-7% for cash. Equity securities include U.S. and international equity securities and fixed income securities include long-duration bond funds.

Defined benefit plan assets for the Germany Plan of approximately $3 million are invested in a balanced portfolio comprised of two major components: an equity portion and a fixed income portion. The expected role of defined benefit plan equity investments is to maximize the long-term real growth of fund assets, while the role of fixed income investments is to generate current income, provide for more stable periodic returns and provide some protection against a prolonged decline in the market value of equity investments.

Post-retirement Benefit Plans

Prior to the BGI Transaction, the Company had requirements to deliver post-retirement medical benefits to a closed population based in the United Kingdom. For the years ended December 31, 2009, 2008 and 2007, expenses for these benefits were immaterial to the Company’s consolidated financial statements.

Through the BGI Transaction, the Company assumed a requirement to deliver post-retirement medical benefits to a closed population of former BGI employees in the United States and the United Kingdom.

The post-retirement medical plan costs are developed from actuarial valuations which include key assumptions, including the discount rate and health care cost trends. Material changes in retiree medical plan benefit costs may occur in the future due to changes in these assumptions, changes in the number of plan participants and increases in the cost of healthcare.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

16. Employee Benefit Plans (continued)

Post-retirement Benefit Plans (continued)

Accrued post-retirement costs are included in accrued compensation and benefits in the consolidated statements of financial condition. At December 31, 2009, the accumulated benefit obligation was approximately $14 million and is unfunded. For the one month ended December 31, 2009, expenses for these benefits were immaterial to the Company’s consolidated financial statements. Benefit payments for the next five years and in aggregate for the five years thereafter are not expected to be material. The estimated impact of a one percentage-point change in the discount rate would be a change of less than $1 million on 2009 pension expense and would change the projected benefit obligation by less than $3 million.

17. Related Party Transactions

Determination of Related Parties

As a result of the BGI Transaction, Barclays acquired approximately 19.8% of the total capital stock of BlackRock. See Note 3, Mergers and Acquisitions, for further discussion. The Company has considered Barclays, along with its affiliates, to be related parties in accordance with ASC 850-10, Related Party Disclosures (“ASC 850-10”), since the closing of the BGI Transaction based on its level of ownership. At December 31, 2009, Barclays owned approximately 4.8% of the Company’s common stock and held approximately 19.8% of the total capital stock.

As a result of the MLIM Transaction in 2006 the Company considered Merrill Lynch, along with its affiliates, to be related parties, since the closing of the MLIM Transaction based on its level of ownership. At December 31, 2009, Merrill Lynch owned approximately 3.7% of the Company’s voting common stock and held approximately 34.2% of the total capital stock.

For the years ended December 31, 2009, 2008 and 2007, the Company considered PNC, along with its affiliates, to be related parties based on the level of its ownership of BlackRock capital stock. At December 31, 2009, PNC owned approximately 35.2% of the Company’s voting common stock and held approximately 24.5% of the total capital stock.

For the years ended December 31, 2009, 2008 and 2007, the Company considers its registered investment companies, which include mutual funds and exchanged traded funds, to be related parties as a result of the Company’s advisory relationship. In addition, equity method investments are considered related parties in accordance with ASC 850-10 due to the Company’s influence over the financial and operating policies of the investee.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

17. Related Party Transactions (continued)

Investment Advisory and Administration Fees from Related Parties

Revenues for services provided by the Company to these and other related parties are as follows:

(Dollar amounts in millions)	Year ended December 31,
	2009	2008	2007
Investment advisory, administration fees and securities lending revenue:
Merrill Lynch and affiliates	$48	$76	$89
PNC and affiliates	3	8	9
Anthracite Capital, Inc.	1	14	—
Registered investment companies/Equity method investees	2,563	2,864	2,542
Other	1	—	—

Total investment advisory and administration fees	2,616	2,962	2,640

Investment advisory performance fees (equity method investees)	35	—	—

BlackRock Solutions and advisory:
Merrill Lynch and affiliates	2	—	—
PNC and affiliates	8	11	5
Equity method investees	21	19	—
Other	—	1	1

Total BlackRock Solutions and advisory	31	31	6

Other revenue:
Merrill Lynch and affiliates	13	10	16
PNC and affiliates	3	—	—
Barclays and affiliates	2	—	—
Equity method investees	15	1	—
Other	1	2	1

Total other revenue	34	13	17

Total revenue from related parties	$2,716	$3,006	$2,663

The Company provides investment advisory and administration services to its open- and closed-end funds and other commingled or pooled funds and separate accounts in which related parties invest. In addition, the Company provides investment advisory and administration services to Merrill Lynch, PNC and its affiliates for a fee based on AUM. Further, the Company provides risk management services to PNC and Merrill Lynch. The Company contracts with Merrill Lynch for various mutual fund distribution and shareholder servicing to be performed on behalf of certain non-U.S. funds managed by the Company. The company records its investment advisory and administration fees net of retrocessions, therefore retrocessions are not included in the table above. Such retrocession arrangements for the years ended December 31, 2009, 2008 and 2007 were $85 million, $118 million and $118 million, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

17. Related Party Transactions (continued)

Aggregate Expenses for Transactions with Related Parties

Aggregate expenses included in the consolidated statements of income for transactions with related parties are as follows:

(Dollar amounts in millions)	Year ended December 31,
	2009	2008	2007
Expenses with related parties:
Distribution and servicing costs
Merrill Lynch and affiliates	$349	$464	$444
PNC and affiliates	19	30	23
Other	—	1	3

	368	495	470
General and administration expenses
Merrill Lynch and affiliates	7	13	48
Barclays and affiliates	3	—	—
Anthracite Capital, Inc.	31	—	—
Other registered investment companies	31	21	9
Support of two private sponsored enhanced cash funds / Other	1	10	36

	73	44	93
Termination of closed-end fund administration and servicing arrangements with Merrill Lynch	—	—	128

Total expenses with related parties	$441	$539	$691

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

17. Related Party Transactions (continued)

Certain Agreements and Arrangements with Merrill Lynch and PNC

Global Distribution Agreement

On September 29, 2006, BlackRock entered into a global distribution agreement with Merrill Lynch. The global distribution agreement provides a framework under which Merrill Lynch provides distribution and servicing of client investments in certain BlackRock investment advisory products. Pursuant to the global distribution agreement, Merrill Lynch has agreed to cause each of its distributors to continue distributing BlackRock covered products and covered products of the former MLIM Business that it distributed as of February 15, 2006 on the same economic terms as were in effect on February 15, 2006 or as the parties otherwise agree. For new covered products introduced by BlackRock to Merrill Lynch for distribution that do not fall within an existing category, type or platform of covered products distributed by Merrill Lynch, the Merrill Lynch distributors must be offered the most favorable economic terms offered by BlackRock to other distributors of the same product. If a covered product that does not fall within an existing category, type or platform of covered products distributed by Merrill Lynch becomes part of a group or program of similar products distributed by the Merrill Lynch distributors, some of which are sponsored by managers other than BlackRock, the economic terms offered by Merrill Lynch distributors to BlackRock for the distribution of such covered products must be at least as favorable as the most favorable economic terms to which any such product is entitled.

July 2008 Changes to Stockholder and Global Distribution Agreements

In July 2008, the Company entered into an amended and restated stockholder agreement and an amended and restated global distribution agreement with Merrill Lynch.

These changes to the stockholder agreement with Merrill Lynch, among other items, (i) provide Merrill Lynch with additional flexibility to form or acquire asset managers substantially all of the business of which is devoted to non-traditional investment management strategies such as short selling, leverage, arbitrage, specialty finance and quantitatively-driven structured trades; (ii) expand the definition of change in control of Merrill Lynch to include the disposition of two-thirds or more of its Global Wealth & Investment Management business; (iii) extend the general termination date to the later of July 16, 2013 or the date Merrill Lynch’s beneficial ownership of BlackRock voting securities falls below 20%; and (iv) clarify certain other provisions in the agreement.

The changes in the global distribution agreement in relation to the prior agreement, among other things, (i) provide for an extension of the term to five years from the date of a change in control of Merrill Lynch (to January 1, 2014 following Bank of America’s acquisition of Merrill Lynch) and one automatic 3-year extension if certain conditions are satisfied; (ii) strengthen the obligations of Merrill Lynch to achieve revenue neutrality across the range of BlackRock products distributed by Merrill Lynch if the pricing or structure of particular products is required to be changed; (iii) obligate Merrill Lynch to seek to obtain distribution arrangements for BlackRock products from buyers of any portion of its distribution business on the same terms as the global distribution agreement for a period of at least 3 years; and (iv) restrict the manner in which products managed by alternative asset managers in which Merrill Lynch has an interest may be distributed by Merrill Lynch.

The total amount expensed by BlackRock during 2009, 2008 and 2007 related to Merrill Lynch distribution and servicing of products covered by the global distribution agreement, including mutual funds, separate accounts, liquidity funds, alternative investments and insurance products, was approximately $337 million, $456 million and $437 million, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

17. Related Party Transactions (continued)

Certain Agreements and Arrangements with Merrill Lynch and PNC (continued)

July 2008 Changes to Stockholder and Global Distribution Agreements (continued)

In connection with the closings under the exchange agreements, on February 27, 2009 BlackRock entered into a second amended and restated stockholder agreement with Merrill Lynch and an amended and restated implementation and stockholder agreement with PNC, and a third amendment to the share surrender agreement with PNC. See Note 19, Capital Stock, for further discussion.

The changes contained in the amended and restated stockholder agreement with Merrill Lynch, in relation to the prior agreement, among other things, (i) revised the definitions of “Fair Market Value,” “Ownership Cap” and “Significant Stockholder”; and (ii) amended or supplemented certain other definitions and provisions therein to incorporate series B preferred stock and series C preferred stock, respectively. The changes contained in the amended and restated stockholder agreement with PNC, in relation to the prior agreement, among other things, (i) revised the definitions of “Fair Market Value,” “Ownership Cap,” “Ownership Percentage,” “Ownership Threshold” and “Significant Stockholder”; and (ii) amended or supplemented certain other provisions therein to incorporate series B preferred stock and series C preferred stock, respectively.

The amendment to the share surrender agreement with PNC provided for the substitution of series C preferred stock for the shares of common stock subject to the share surrender agreement.

June 2009 Changes to Stockholder Agreements

In connection with the BGI Transaction, certain additional amendments were made to the amended and restated stockholder agreements with Merrill Lynch and PNC.

The amended and restated stockholder agreement with Merrill Lynch was changed to, among other things, (i) amend or supplement certain definitions and provisions therein to incorporate series D participating preferred stock, (ii) amend the provision relating to the composition of BlackRock’s Board of Directors and (iii) add certain provisions relating to the U.S. Bank Holding Company Act.

The amended and restated stockholder agreement with PNC was changed to, among other things, (i) revise the definitions of “Ownership Cap” and “Ownership Threshold,” (ii) amend or supplement certain other definitions and provisions therein to incorporate series D participating preferred stock, (iii) provide that none of the transfer restriction provisions set forth in the amended and restated stockholder agreement with PNC shall apply to the shares purchased by PNC as part of the financing for the BGI Transaction, (iv) amend the provision relating to the composition of BlackRock’s Board of Directors and (v) provide that the amended and restated stockholder agreement with PNC shall terminate upon the later of (A) the five year anniversary of the amended and restated stockholder agreement with PNC and (B) the first date on which PNC and its affiliates beneficially own less than 5% of the outstanding BlackRock capital stock, subject to certain other conditions specified therein.

Other Agreements

On September 29, 2006, BlackRock entered into a transition services agreement with Merrill Lynch and its controlled affiliates to allow BlackRock to transition from relying on Merrill Lynch for various functions for the former MLIM Business and to allow Merrill Lynch to transition from relying on the former MLIM Business for various functions. The pricing for such services is required to be consistent with historical practices. The total amount expensed by BlackRock for the years ended December 31, 2009, 2008 and 2007 relating to the transition services agreement with Merrill Lynch was approximately $3 million, $1 million and $5 million, respectively.

In connection with the MLIM Transaction, Merrill Lynch has agreed that it will provide reimbursement to BlackRock for employee incentive awards issued to former MLIM employees who became BlackRock employees subsequent to the MLIM Transaction. Reimbursements will amount to 50% of the total amount of awards to former MLIM employees between $100 million and $200 million. The Company is entitled to invoice Merrill Lynch following its determination of the portion of awards entitled to reimbursement for a given calendar year. Through January 2007, the Company had issued total eligible incentive compensation to qualified employees in excess of $200 million. In August 2009, Merrill Lynch reimbursed $25 million to BlackRock for employee incentive awards issued to former MLIM employees who became BlackRock employees subsequent to the MLIM Transaction. Upon receipt, the reimbursement was recorded as a capital contribution.

Effective September 29, 2006, the Company leases certain office buildings from Merrill Lynch. The lease agreements expire by 2018. Rent expense of $2 million, $5 million and $18 million for the years ended December 31, 2009, 2008 and 2007, respectively, was recorded related to office buildings leased from Merrill Lynch.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

17. Related Party Transactions (continued)

Certain Agreements and Arrangements with Merrill Lynch and PNC (continued)

Other Agreements (continued)

Merrill Lynch and certain of its affiliates have been engaged by the Company to provide recordkeeping, administration and trustee services to the BRSP. The compensation to Merrill Lynch and its affiliates for these services paid by the Company was not material.

Termination of Closed-end Fund and Servicing Arrangements

On September 28, 2007, the Company insourced certain closed-end fund administration and servicing arrangements in place with Merrill Lynch. In connection with this insourcing, the Company terminated 40 agreements with Merrill Lynch with original terms ranging from 30 to 40 years and made a one-time payment to Merrill Lynch of $128 million on October 31, 2007. The payment is reported as “termination of closed-end fund administration and servicing arrangements” on the consolidated statement of income. As a result of these terminations, Merrill Lynch was discharged of any further duty to provide the services and BlackRock was discharged from any further payment obligation.

Certain Agreements and Arrangements with Barclays

Barclays Amended and Restated Stock Purchase Agreement

On November 30, 2009, BlackRock, Barclays Bank PLC and Barclays PLC (for limited purposes) entered into an Amended and Restated Stock Purchase Agreement (the “Amended and Restated Stock Purchase Agreement”). The Amended and Restated Stock Purchase Agreement amended and restated the terms of the Stock Purchase Agreement, dated as of June 16, 2009, by and among BlackRock, Barclays and Barclays PLC (for limited purposes), which provided for the acquisition by BlackRock of BGI from Barclays. The revised terms relate, among other things, to the amount of cash and capital required to be held by the various BGI entities at the closing of the acquisition and to the post-closing purchase price adjustment mechanism. On December 1, 2009, BlackRock completed its acquisition of BGI pursuant to the Amended and Restated Stock Purchase Agreement.

Barclays Stockholder Agreement

In connection with the completion of its acquisition of BGI, BlackRock entered into a Stockholder Agreement, dated as of December 1, 2009 (the “Barclays Stockholder Agreement”), with Barclays and Barclays BR Holdings S.à.r.l. (“BR Holdings”, and together with Barclays, the “Barclays Parties”). Pursuant to the terms of the Barclays Stockholder Agreement, the Barclays Parties agreed, among other things, to certain transfer and voting restrictions with respect to shares of BlackRock common stock and preferred stock owned by them and their affiliates, to limits on the ability of the Barclays Parties and their affiliates to acquire additional shares of BlackRock common stock and preferred stock and to certain other restrictions. In addition, the Barclays Stockholder Agreement contains certain provisions relating to the composition of BlackRock’s board of directors, including a requirement that BlackRock’s board must consist of not more than 19 directors, with two directors designated by the Barclays Parties.

Other Agreements

Barclays and certain of its affiliates have been engaged by the Company to provide the use of certain indices for certain BlackRock investments funds and to provide indemnification to clients related to potential losses in connection with lending of client securities. For the year ended December 31, 2009 such amounts were not material.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

17. Related Party Transactions (continued)

Receivables and Payables with Related Parties

Due from related parties was $189 million and $309 million at December 31, 2009 and 2008, respectively, and primarily represented a tax indemnification asset due from Barclays at December 31, 2009, receivables for investment advisory and administration services provided by BlackRock, and other receivables from certain investment products managed by BlackRock. Due from related parties at December 31, 2009 included $72 million of a tax indemnification asset due from Barclays, $57 million due from certain funds, $48 million in receivables from Bank of America/Merrill Lynch, PNC and Barclays and $12.5 million in loan receivables from Anthracite Capital, Inc. (“Anthracite”) (see below). Due from related parties at December 31, 2008 included $200 million and $40 million in loan receivables and unsettled redemptions, respectively, from a warehouse entity established to launch certain private equity funds of funds and Anthracite (see below), and $20 million in receivables from Merrill Lynch and PNC.

Accounts receivable at December 31, 2009 and 2008 includes $492 million and $253 million, respectively, related to receivables from BlackRock mutual funds and iShares for investment advisory and administration services.

Due to related parties was $439 million and $103 million at December 31, 2009 and 2008, respectively, and primarily represented payables and accrued liabilities under the Merrill Lynch global distribution agreement and assumed liabilities from the BGI Transaction. Due to related parties at December 31, 2009 included $330 million and $95 million payable to Barclays and Merrill Lynch, respectively. The payable at December 31, 2009 to Barclays included non-interest bearing notes that were assumed by BlackRock at the close of the BGI Transaction related to certain acquired tax receivables and other contractual items. Due to related parties as of December 31, 2008 included $78 million payable to Merrill Lynch and $5 million payable to PNC for fund distribution and servicing costs.

Loan Commitments with Anthracite

At December 31, 2009, the Company was committed to provide financing of up to $60 million, until March 2010, to Anthracite, a specialty commercial real estate finance company that is managed by a subsidiary of BlackRock. The financing is collateralized by Anthracite pledging its ownership interest in a real estate debt investment fund, which is also managed by a subsidiary of BlackRock. At December 31, 2009, $33.5 million of financing was outstanding and remains outstanding as of March 10, 2010 which is past its final maturity date of March 5, 2010. At December 31, 2009, the value of the collateral was estimated to be $12.5 million, which resulted in a $21 million reduction in due from related parties on the Company’s consolidated statement of financial condition and an equal amount recorded in general and administration expense in the year ended December 31, 2009. The Company has no obligation to loan additional amounts to Anthracite under this facility.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

18. Net Capital Requirements

The Company is required to maintain net capital in certain regulated subsidiaries within a number of jurisdictions, which is met in part by retaining cash and cash equivalent investments in those jurisdictions. As a result such subsidiaries of the Company may be restricted in their ability to transfer cash between different jurisdictions and to their parents. Additionally, transfer of cash between international jurisdictions, including repatriation to the United States, may have adverse tax consequences that could discourage such transfers. At December 31, 2009, the Company was required to maintain approximately $857 million in net capital at these subsidiaries, including BlackRock Institutional Trust Company, National Association (“BTC”), and is in compliance with all applicable regulatory minimum net capital requirements.

Broker-dealers

BlackRock Investments, LLC, and BlackRock Capital Markets, LLC, BlackRock Execution Services and BlackRock Fund Distribution Company are registered broker-dealers and wholly-owned subsidiaries of BlackRock that are subject to the Uniform Net Capital requirements under the Securities Exchange Act of 1934, which requires maintenance of certain minimum net capital levels.

Banking Regulatory Requirements

BTC, a wholly-owned subsidiary of the Company, is chartered as a national bank whose powers are limited to trust activities. BTC is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that invoke quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items as calculated under the regulatory accounting practices. BTC’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

To be categorized as “adequately capitalized”, BTC must maintain minimum Total risk-based, Tier 1 risk-based (capital to risk weighted assets), and Tier 1 leverage ratios (capital to average assets) as set forth in the table below. BTC has sufficient capital to be considered “adequately capitalized.”

The following schedule provides BTC’s regulatory capital amounts and ratios at December 31, 2009 as well as the required capital amounts to be considered well capitalized under prompt correct action provisions of Section 38 of the Federal Deposit Insurance Act:

(Dollar amounts in millions)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2009
Total Capital (to Risk Weighted Assets)	$629	86.0%	$59	8.0%	$73	10.0%
Tier 1 capital (to Risk Weighted Assets)	$629	86.0%	$29	4.0%	$44	6.0%
Tier 1 capital (to Average Assets)	$629	48.9%	$51	4.0%	$64	5.0%

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

19. Capital Stock

Capital Stock Authorized

BlackRock’s authorized common stock, $0.01 par value, was 500,000,000 shares at December 31, 2009. At December 31, 2009 and 2008, BlackRock had 20,000,000 series A non-voting participating preferred shares, $0.01 par value, authorized. At December 31, 2009, BlackRock had 150,000,000 series B non-voting participating preferred shares, $0.01 par value, authorized. At December 31, 2009, BlackRock had 6,000,000 series C non-voting participating preferred shares, $0.01 par value, authorized. At December 31, 2009, BlackRock had 20,000,000 series D non-voting participating preferred shares, $0.01 par value, authorized.

Common Shares Held in Escrow

On October 1, 2007, the Company acquired the fund of funds business of Quellos. See Note 3, Mergers and Acquisitions, for further discussion. The Company issued 1,191,785 shares of BlackRock common stock that were placed into an escrow account. The common shares held in escrow had no dilutive effect for 2007. In April 2008, 280,519 common shares were released to Quellos in accordance with the Quellos asset purchase agreement, which resulted in an adjustment to the recognized purchase price and had a dilutive effect in 2008. In November 2009, 42,326 additional common shares were released and will have a dilutive effect in 2009. The remaining 868,940 common shares may have a dilutive effect in future periods based on the timing of the release of shares from the escrow account in accordance with the Quellos asset purchase agreement.

February 2009 Capital Exchanges

On January 1, 2009, Bank of America acquired Merrill Lynch. In connection with this transaction, BlackRock entered into exchange agreements with each of Merrill Lynch and PNC pursuant to which each agreed to exchange a portion of the BlackRock common stock it held for an equal number of shares of non-voting participating preferred stock. On February 27, 2009, Merrill Lynch exchanged (i) 49,865,000 shares of BlackRock’s common stock for a like number of shares of BlackRock’s series B non-voting participating preferred stock, and (ii) 12,604,918 shares of BlackRock’s series A preferred stock for a like number of shares of series B preferred stock, and PNC exchanged (i) 17,872,000 shares of BlackRock’s common stock for a like number of shares of series B preferred stock and (ii) 2,889,467 shares of BlackRock’s common stock for a like number of shares of BlackRock’s series C non-voting participating preferred stock.

Below is a summary description of the series B and C preferred stock issued in the exchanges.

The series B non-voting participating preferred stock:

•	is non-voting except as otherwise provided by applicable law;

•	participates in dividends on a basis generally equal to the common stock;

•	benefits from a liquidation preference of $0.01 per share; and

•	is mandatorily convertible to BlackRock common stock upon transfer to an unrelated party.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

19. Capital Stock (continued)

The series C non-voting participating preferred stock:

•	is non-voting except as otherwise provided by applicable law;

•	participates in dividends on a basis generally equal to the common stock;

•

benefits from a liquidation preference of $40.00 per share; and is only convertible to BlackRock common stock upon the termination of the obligations of PNC under its share surrender agreement with BlackRock.

Capital Stock Activities Related to BGI Transaction

In June 2009, the Company issued to an institutional investor 2,133,713 shares of BlackRock’s common stock at $140.60 per share. The $300 million proceeds from this issuance was used to fund a portion of the purchase of BGI. See Note 3, Mergers and Acquisitions, for further discussion.

On December 1, 2009, pursuant to separate stock purchase agreements entered into on June 11, 2009 and June 12, 2009, as amended, BlackRock sold an aggregate of 8,637,519 shares of common stock, 5,587,232 shares of series B non-voting participating preferred stock and 3,556,188 shares of series D non-voting participating preferred stock (collectively, the “Financing Shares”) to certain institutional investors, including the sale of the 3,556,188 shares of series D non-voting participating preferred stock to PNC, each at a price of $140.60 per share. The Company received approximately $2.5 billion in total consideration from the sale of the Financing Shares, which was also used to fund the cash portion of the purchase of BGI.

In addition on December 1, 2009, the Company issued 7,647,524 of series D non-voting participating preferred stock to Barclays as part of the consideration for the purchase of BGI.

Below is a summary description of the series D preferred stock issued in the sales to PNC and Barclays.

The series D non-voting participating preferred stock:

•	is non-voting except as otherwise provided by applicable law;

•	participates in dividends on a basis generally equal to the common stock;

•	benefits from a liquidation preference of $0.01 per share; and

•

was converted to series B preferred stock 20 days after an information statement in connection with the Amended and Restated Purchase Agreement was mailed by the Company to holders of it common stock. See Note 25, Subsequent Events, for further discussion.

Cash Dividends

During the years ended December 31, 2009, 2008 and 2007, the Company paid cash dividends of $3.12 per common/preferred share (or $422 million), $3.12 per common/preferred share (or $419 million) and $2.68 per common/preferred share (or $353 million), respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

19. Capital Stock (continued)

The Company’s common and preferred shares issued and outstanding and related activity consist of the following:

	Shares Issued							Shares Outstanding
	Common Shares	Escrow Common Shares	Treasury Common Shares	Preferred Shares Series A	Preferred Shares Series B	Preferred Shares Series C	Preferred Shares Series D	Common Shares	Preferred Shares Series A	Preferred Shares Series B	Preferred Shares Series C	Preferred Shares Series D
January 1, 2007	117,381,582	—	(972,685)	12,604,918	—	—	—	116,408,897	12,604,918	—	—	—
Net issuance of common shares related to employee stock transactions	—	—	617,175	—	—	—	—	617,175	—	—	—	—
Issuance of common stock to escrow agent in connection with Quellos Transaction	1,191,785	(1,191,785)	—	—	—	—	—	—	—	—	—	—
PNC LTIP capital contribution	—	—	(966,512)	—	—	—	—	(966,512)	—	—	—	—

December 31, 2007	118,573,367	(1,191,785)	(1,322,022)	12,604,918	—	—	—	116,059,560	12,604,918	—	—	—

Net issuance of common shares related to employee stock transactions and convertible debt conversions	—	—	976,103	—	—	—	—	976,103	—	—	—	—
Release of common stock from escrow agent in connection with Quellos Transaction	—	280,519	—	—	—	—	—	280,519	—	—	—	—
PNC LTIP capital contribution	—	—	(25,072)	—	—	—	—	(25,072)	—	—	—	—

December 31, 2008	118,573,367	(911,266)	(370,991)	12,604,918	—	—	—	117,291,110	12,604,918	—	—	—

Issuance of shares to institutional investors	10,771,232	—	—	—	5,587,232	—	3,556,188	10,771,232	—	5,587,232	—	3,556,188
Issuance of shares to Barclays	3,031,516	—	—	—	26,888,001	—	7,647,254	3,031,516	—	26,888,001	—	7,647,254
Issuance of common shares for contingent consideration	330,341	—	—	—	—	—	—	330,341	—	—	—	—
Release of common stock to escrow agent in connection with Quellos Transaction	—	42,326	—	—	—	—	—	42,326	—	—	—	—
Net issuance of common shares related to employee stock transactions and convertible debt conversions	696,788	—	410,789	—	—	—	—	1,107,577	—	—	—	—
Exchange of preferred shares series A for series B	—	—	—	(12,604,918)	12,604,918	—	—	—	(12,604,918)	12,604,918	—	—
Exchange of common shares for preferred shares series B	(67,737,000)	—	—	—	67,737,000	—	—	(67,737,000)	—	67,737,000	—	—
Exchange of common shares for preferred shares series C	(2,889,467)	—	—	—	—	2,889,467	—	(2,889,467)	—	—	2,889,467	—
PNC LTIP capital contribution	—	—	(51,399)	—	—	—	—	(51,399)	—	—	—	—

December 31, 2009	62,776,777	(868,940)	(11,601)	—	112,817,151	2,889,467	11,203,442	61,896,236	—	112,817,151	2,889,467	11,203,442

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

20. Restructuring Charges

During the fourth quarter of 2008, the Company reduced its workforce globally by approximately 9%. This action was the result of a cost cutting initiative designed to streamline operations, enhance competitiveness and better position the Company in the asset management marketplace. The Company recorded a pre-tax restructuring charge of approximately $38 million ($26 million after-tax) for the year ended December 31, 2008. This charge was comprised of $34 million of severance and associated outplacement costs, $3 million of expenses related to the accelerated amortization of previously granted equity-based compensation awards, and $1 million of expenses related to legal services for the year ended December 31, 2008.

During the three months ended March 31, 2009, the Company continued to reduce its workforce globally. This action was the result of business reengineering efforts designed to streamline operations, enhance competitiveness and better position the Company in the asset management marketplace. The Company recorded a pre-tax restructuring charge of $22 million ($14 million after-tax) for the three months ended March 31, 2009. This charge was comprised of $15 million of severance and associated outplacement costs, $4 million of property costs associated with the lease payments for the remaining term in excess of the estimated sublease proceeds and $3 million of expenses related to the accelerated amortization of previously granted stock-based compensation awards.

The following table presents a rollforward of the Company’s restructuring liability, which is included within other liabilities on the Company’s consolidated statements of financial condition at December 31, 2009.

(Dollar amounts in millions)
Liability as of December 31, 2007	$—
Additions	38
Cash payments	(14)
Non-cash charges	(3)

Liability as of December 31, 2008	21
Additions	22
Cash payments	(34)
Non-cash charges	(3)

Liability as of December 31, 2009	$6

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

21. Income Taxes

The components of income tax expense for the years ended December 31, 2009, 2008 and 2007, are as follows:

	Year ended December 31,
(Dollar amounts in millions)	2009	2008	2007
Current income tax expense:
Federal	$342	$396	$327
State and local	36	49	48
Foreign	86	175	194

Total net current income tax expense	464	620	569

Deferred income tax expense (benefit):
Federal	(7)	(160)	(39)
State and local	(60)	(21)	(9)
Foreign	(22)	(52)	(58)

Total net deferred income tax expense (benefit)	(89)	(233)	(106)

Total income tax expense	$375	$387	$463

Income tax expense has been based on the following components of income before taxes, less net income (loss) attributable to non-controlling interests:

	Year ended December 31,
(Dollar amounts in millions)	2009	2008	2007
Domestic	$899	$654	$733
Foreign	351	517	723

Total	$1,250	$1,171	$1,456

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

21. Income Taxes (continued)

A reconciliation of income tax expense with expected federal income tax expense computed at the applicable federal income tax rate of 35% is as follows:

	Year ended December 31,
(Dollar amounts in millions)	2009	%	2008	%	2007	%
Statutory income tax expense	$438	35%	$410	35%	$510	35%

Increase (decrease) in income taxes resulting from:
State and local taxes (net of federal benefit)	21	2	25	2	39	3
Impact of foreign, state, and local tax rate changes on deferred taxes	(45)	(4)	—	—	(50)	(4)
Effect of foreign tax rates	(81)	(6)	(37)	(3)	(36)	(2)
Other	42	3	(11)	(1)	—	—

Income tax expense	$375	30%	$387	33%	$463	32%

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Company’s consolidated financial statements. These temporary differences result in taxable or deductible amounts in future years.

The components of deferred tax assets and liabilities are shown below:

	December 31,
(Dollar amounts in millions)	2009	2008

Deferred tax assets:
Compensation and benefits	$395	$216
Unrealized investment losses	163	157
Loss carryforwards	55	12
Other	118	67

Gross deferred tax assets	731	452
Less: deferred tax valuation allowances	(64)	(14)

Deferred tax assets net of valuation allowances	667	438

Deferred tax liabilities:
Goodwill and acquired indefinite-lived intangibles	5,786	1,866
Acquired finite-lived intangibles	328	333
Other	56	54

Gross deferred tax liabilities	6,170	2,253

Net deferred tax (liabilities)	$(5,503)	$(1,815)

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

21. Income Taxes (continued)

Deferred tax assets and liabilities are recorded net when related to the same tax jurisdiction. At December 31, 2009, the Company recorded on the consolidated statement of financial condition deferred income tax assets, within other assets, and deferred tax liabilities of $23 million and $5,526 million, respectively. At December 31, 2008, the Company recorded on the statement of financial condition deferred income tax assets, within other assets, and deferred tax liabilities of $11 million and $1,826 million, respectively.

During third quarter 2009, legislation was enacted primarily with respect to New York City corporate income taxes, effective January 1, 2009 which resulted in a revaluation of deferred income tax assets and liabilities. As a result, the Company recorded a one-time deferred income tax benefit of $45 million in 2009.

The Company had a deferred tax asset related to unrealized investment losses of approximately $163 million and $157 million for the as of December 31, 2009 and 2008, respectively, reflecting the Company’s conclusion that based on the weight of available evidence, it is more likely than not that the deferred tax asset will be realized. During 2008, the Company incurred investment losses of $573 million primarily related to unrealized losses on investments. Substantially all of the investment losses relate to investments held by subsidiaries in the United States. After the allocation of net loss attributable to non-controlling interests of $155 million, the net loss on investments was $418 million. A portion of net loss is expected to be ordinary if recognized and, as a result, will not be subject to any limitations. Realized capital losses may be carried back three years and carried forward five years and offset against realized capital gains for federal income tax purposes. The Company expects to be able to carry back a portion of its unrealized capital losses when realized, hold certain fixed income securities over a period sufficient for them to recover their unrealized losses, and to generate future capital gains sufficient to offset the unrealized capital losses.

As of December 31, 2009, the Company had a foreign net operating loss carryforward of $14 million which expires on or before 2016. In addition, at December 31, 2009, the Company had U.S. capital loss carryforwards of $125 million, which were acquired in the BGI Transaction and which will expire on or before 2013.

At December 31, 2009 and 2008, the Company had $64 million and $14 million of valuation allowances, respectively, recorded on the consolidated statements of financial condition. The year over year increase in the valuation allowance primarily related to U.S. capital loss carryforwards, acquired in the BGI Transaction, which may be subject to utilization restrictions and certain foreign deferred tax assets.

Goodwill recorded in connection with the Quellos Transaction has been reduced during the period by the amount of tax benefit realized from tax-deductible goodwill. See Note 11, Goodwill, for further discussion.

Current income taxes are recorded net in the consolidated statements of financial condition when related to the same tax jurisdiction. As of December 31, 2009, the Company had current income taxes receivable and payable of $271 million and $96 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively. As of December 31, 2008, the Company had current income taxes receivable and payable of $44 million and $120 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

21. Income Taxes (continued)

The Company does not provide the deferred taxes on the excess of the financial reporting over tax basis on its investments in foreign subsidiaries that are essentially permanent in duration. The excess totaled $778 million and $561 million as of December 31, 2009 and 2008, respectively. The determination of the additional deferred taxes on the excess have not been provided because it is not practicable due to the complexities associated with its hypothetical calculation.

As a result of the adoption of ASC 740-10 related to uncertainty in income taxes, the Company recognized approximately $15 million in increased income tax reserves related to uncertain tax positions. Approximately $14 million of this increase related to taxes that would affect the effective tax rate if recognized, and this portion was accounted for as a reduction to the January 1, 2007 balance in retained earnings. The remaining $1 million balance, if disallowed, would not affect the annual effective tax rate and is recorded in deferred tax assets, which is reflected in other assets on the Company’s consolidated statements of financial condition. Total gross unrecognized tax benefits at January 1, 2007 were approximately $52 million. The total amount of unrecognized tax benefits that, if recognized, would have affected the effective tax rate at January 1, 2007, was approximately $26 million.

The following tabular reconciliation presents the total amounts of gross unrecognized tax benefits, which are recorded in other liabilities on the consolidated statements of financial condition:

(Dollar amounts in millions)	2009	2008	2007
Balance at January 1	$114	$66	$52
Additions for tax positions of prior years	11	12	1
Reductions for tax positions of prior years	(1)	(2)	(11)
Additions based on tax positions related to current year	63	42	24
Lapse of statute of limitations	—	—	—
Settlements	(16)	(7)	—
Foreign exchange translation	(3)	3	—
Positions assumed in BGI Transaction	117	—	—

Balance at December 31	$285	$114	$66

Included in the balance of unrecognized tax benefits at December 31, 2009, 2008 and 2007, respectively, are $184 million, $60 million and $41 million of tax benefits that, if recognized, would affect the effective tax rate.

The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. Related to the unrecognized tax benefits noted above, the Company accrued interest and penalties of $8 million during 2009 and in total, as of December 31, 2009, has recognized a liability for interest and penalties of $48 million, of which $28 million was assumed in the BGI Transaction. During 2008, the Company accrued interest and penalties of $5 million and in total, as of December 31, 2008, had recognized a liability for interest and penalties of $11 million. During 2007, the Company accrued interest and penalties of $2 million and in total, as of December 31, 2007, had recognized a liability for interest and penalties of $6 million.

Pursuant to the Amended and Restated Stock Purchase Agreement, the Company will be indemnified by Barclays for $72 million of unrecognized tax benefits, which is reflected as an offsetting asset in due from related parties on the Company’s statements of financial condition.

BlackRock is subject to U.S. federal income tax as well as income tax in multiple jurisdictions. The tax years after 2004 remain open to U.S. federal, state and local income tax examination, and the tax years after 2005 remain open to income tax examination in the United Kingdom. With few exceptions, as of December 31, 2009, the Company is no longer subject to U.S. federal, state, local or foreign examinations by tax authorities for years before 2005. The Internal Revenue Service is currently examining the Company's 2006 and 2007 tax years. The Company is currently under audit in several state and foreign jurisdictions.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

21. Income Taxes (continued)

As of December 31, 2009, it is reasonably possible the total amounts of unrecognized tax benefits will decrease within the next twelve months. Until formal resolutions are reached between the Company and tax authorities, the determination of a possible audit settlement range with respect to the impact on unrecognized tax benefits is not practicable. The Company does not anticipate that any possible adjustments resulting from these audits would result in a material change to its consolidated financial statements.

Prior to September 29, 2006, BlackRock had filed selected state and municipal income tax returns with one or more PNC subsidiaries on a combined or unitary basis. When BlackRock was included in a group’s combined or unitary state or municipal income tax filing with PNC subsidiaries, BlackRock’s share of the liability generally was an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock’s level of activity in such state or municipality. PNC and BlackRock have entered into a tax disaffiliation agreement that sets forth each party’s rights and obligations with respect to income tax payments and refunds and addresses related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities. As such, the Company may be responsible for its pro rata share of tax positions taken by PNC for unaudited tax years which may be subsequently challenged by taxing authorities. Management does not anticipate that any such amounts would be material to the Company’s operations, financial position or cash flows.

22. Earnings Per Share

The following table sets forth the computation of basic earnings per common share:

	Year ended December 31,
(Dollar amounts in millions)	2009	2008	2007

Net income attributable to BlackRock, Inc. allocated to:
Common shares	$853	$759	$968
Participating RSUs	22	25	25

Total net income attributable to BlackRock, Inc.	$875	$784	$993

Weighted-average common shares outstanding	136,669,164	129,543,443	128,488,561

Basic earnings per share attributable to BlackRock, Inc. common stockholders:	$6.24	$5.86	$7.53

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

22. Earnings Per Common Share (continued)

The following table sets forth the computation of diluted earnings per common share:

	Year ended December 31,
(Dollar amounts in millions)	2009	2008	2007
Net income attributable to BlackRock, Inc. allocated to:
Common shares	$853	$759	$968
Participating RSUs	22	25	25

Total net income attributable to BlackRock, Inc.	$875	$784	$993

Weighted-average common shares outstanding	136,669,164	129,543,443	128,488,561

Dilutive effect of stock options and non-participating restricted stock units	1,519,570	1,172,081	1,736,978
Dilutive effect of convertible debt	1,292,715	254,284	1,033,789
Dilutive effect of acquisition-related contingent stock payments	—	406,709	118,733

Total weighted-average shares outstanding	139,481,449	131,376,517	131,378,061

Diluted earnings per share attributable to BlackRock, Inc. common stockholders:	$6.11	$5.78	$7.37

Due to the similarities in terms between BlackRock series A, B, C and D non-voting participating preferred stock and the Company’s common stock, the Company considers the series A, B, C and D non-voting participating preferred stock to be a common stock equivalent for purposes of earnings per share calculations. As such, the Company has included the outstanding series A, B, C and D non-voting participating preferred stock in the calculation of average basic and diluted shares outstanding for the years ended December 31, 2009, 2008 and 2007.

For the years ended December 31, 2009, 2008, and 2007, 1,240,998, 1,336,911, and 1,545,735 stock options, respectively, were excluded from the calculation of diluted earnings per share because to include them would have an anti-dilutive effect.

Shares issued in Quellos Transaction

On October 1, 2007, the Company acquired the fund of funds business of Quellos. See Note 3, Mergers and Acquisitions, for further discussion. The Company issued 1,191,785 shares of BlackRock common stock that were placed into an escrow account. The common shares issued had no dilutive effect for 2007. In April 2008, 280,519 common shares were released to Quellos in accordance with the Quellos asset purchase agreement, which resulted in an adjustment to the recognized purchase price and had a dilutive effect in 2008. In November 2009, 42,326 additional common shares were released and had a dilutive effect in 2009. The remaining 868,940 common shares may have a dilutive effect in future periods based on the timing of the release of shares from the escrow account in accordance with the Quellos asset purchase agreement.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

23. Segment Information

The Company’s management directs BlackRock’s operations as one business, the asset management business. As such, the Company believes it operates in one business segment in accordance with ASC 280-10.

The following table illustrates investment advisory, administration fees, securities lending revenue and performance fees, BlackRock Solutions and advisory, distribution fees and other revenue for the years ended December 31, 2009, 2008 and 2007.

(Dollar amounts in millions)	Year ended December 31,
	2009	2008	2007
Equity	$1,468	$1,701	$1,925
Fixed income	921	879	903
Multi-asset	499	527	428
Alternative investment products	515	619	608
Cash management	625	708	523

Total investment advisory, administration fees, securities lending revenue and performance fees	4,028	4,434	4,387
BlackRock Solutions and advisory	477	393	190
Distribution fees	100	139	123
Other revenue	95	98	145

Total revenue	$4,700	$5,064	$4,845

The following table illustrates the Company’s total revenue and long-lived assets, including goodwill and property and equipment for the years ended December 2009, 2008 and 2007 by geographic region. These amounts are aggregated on a legal entity basis and do not necessarily reflect where the customer is sourced or where the asset is physically located.

(Dollar amounts in millions) Revenues	2009	2008	2007
Americas	$3,309	$3,438	$3,070
Europe	1,179	1,360	1,490
Asia-Pacific	212	266	285

Total revenues	$4,700	$5,064	$4,845

Long-Lived Assets
Americas	$12,895	$5,714	$5,695
Europe	46	27	35
Asia-Pacific	74	52	56

Total long-lived assets	$13,015	$5,793	$5,786

Americas primarily is comprised of the United States, Canada, Brazil and Mexico, while Europe primarily is comprised of the United Kingdom and Asia-Pacific primarily is comprised of Japan, Australia and Hong Kong.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

24. Selected Quarterly Financial Data (unaudited)

(Dollar amounts in millions, except per share data) 2009	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$987	$1,029	$1,140	$1,544
Operating income	$271	$261	$357	$389
Net income	$62	$244	$334	$257
Net income attributable to BlackRock, Inc.	$84	$218	$317	$256

Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$0.63	$1.62	$2.31	$1.65
Diluted	$0.62	$1.59	$2.27	$1.62

Weighted-average common shares outstanding:
Basic	130,216,218	130,928,926	133,266,379	152,062,468
Diluted	131,797,189	133,364,611	135,902,241	155,040,242

Dividend Declared Per Share	$0.78	$0.78	$0.78	$0.78

Common stock price per share:
High	$143.32	$183.80	$220.17	$241.66
Low	$88.91	$119.12	$159.45	$206.00
Close	$130.04	$175.42	$216.82	$232.20

2008	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$1,300	$1,387	$1,313	$1,064
Operating income	$396	$405	$454	$338
Net income	$246	$254	$196	$(67)
Net income attributable to BlackRock, Inc.	$241	$274	$217	$52

Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$1.81	$2.04	$1.62	$0.39
Diluted	$1.77	$2.00	$1.59	$0.39

Weighted-average common shares outstanding:
Basic	128,904,253	129,569,325	129,793,939	129,888,110
Diluted	131,620,744	132,032,538	132,270,351	131,605,739

Dividend Declared Per Share	$0.78	$0.78	$0.78	$0.78

Common stock price per share:
High	$231.99	$227.51	$249.37	$195.00
Low	$165.72	$171.86	$156.20	$94.78
Close	$204.18	$177.00	$194.50	$134.15

•	The first quarter of 2009 and fourth quarter of 2008 include the impact of a $22 million and a $38 million pre-tax expense related to restructuring charges, respectively.

•	The fourth quarter of 2009 includes incremental revenue and expenses related to the operations of BGI.

•	The second, third and fourth quarters of 2009 include $15 million, $16 million and $152 million of pre-tax BGI transaction and integration costs, respectively.

•	The third quarter of 2009 includes a $45 million tax benefit related to local income tax law changes.

BlackRock, Inc.

Notes to the Consolidated Financial Statements—(Continued)

25. Subsequent Events

London Lease

In January, 2010, the Company entered into an agreement with Mourant & Co Trustees Limited and Mourant Property Trustees Limited as Trustees of the Drapers Gardens Unit Trust, for the lease of approximately 292,418 square feet of office and ancillary (including retail) space located at Drapers Gardens, 12 Throgmorton Avenue, London, EC2, United Kingdom.

The term of the lease will begin on February 17, 2010 (the “Effective Date”) and will continue for twenty five years, with the option to renew for an additional five year term. The lease provides for total annual base rental payments of £13,541,595 (exclusive of value added tax and other lease charges, or approximately $21,666,552 based on an exchange rate of $1.60 per £1), payable quarterly in advance. The annual rent is subject to increase on each fifth anniversary of the Effective Date to the then open market rent, with the rent payable from the first review date being subject to a minimum increase to £15,321,072 per annum (exclusive of value added tax, or approximately $24,513,715, based on an exchange rate of $1.60 per £1) and a maximum increase to £16,875,291 per annum (exclusive of value added tax, or approximately $27,000,466 based on an exchange rate of $1.60 per £1). The lease will include an initial rent free period for thirty six (36) months and twenty two (22) days following the Effective Date.

Helix Financial Group LLC

In January 2010, the Company completed the acquisition of substantially all of the net assets of Helix Financial Group LLC, which provides advisory, valuation and analytics solutions to commercial real estate lenders and investors. The total consideration paid for the acquisition is not material to the Company’s consolidated financial statements.

Capital Exchanges

In January 2010, 600,000 common shares were exchanged for Series B Preferred Stock and all 11,203,442 Series D Preferred Stock outstanding at December 31, 2009 were exchanged for Series B Preferred Stock.

Additional Subsequent Event Review

In addition to the subsequent events included in the notes to the financial statements, the Company conducted a review for additional subsequent events and determined that no additional subsequent events had occurred that would require accrual or additional disclosures.